Exhibit 10.1

Execution Version

SOFR TRANSITION AND OTHER AGREEMENTS

SOFR TRANSITION AND OTHER AGREEMENTS, dated as of June 20, 2023 (this “Agreement”), by and among QVC, Inc. (“QVC”), QVC Global Corporate Holdings, LLC (“QVC Global”), Cornerstone Brands, Inc. (“Cornerstone”, and together with QVC and QVC Global, the “Borrowers”), the other Loan Parties and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) related to the Fifth Amended and Restated Credit Agreement, dated as of October 27, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the SOFR Transition Effective Date (as defined below), the “Existing Credit Agreement”, and the Existing Credit Agreement as modified by this Agreement, the “Credit Agreement”), by and among QVC, Zulily, LLC (“Zulily”), QVC Global, Cornerstone, the Lenders party thereto,  the Administrative Agent and the other parties from time to time party thereto.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders, the Administrative Agent are parties to the Existing Credit Agreement;

WHEREAS, existing loans, commitments and/or other extensions of credit under the Existing Credit Agreement denominated in Dollars incur or are permitted to incur interest, fees or other amounts based on the LIBO Rate (as defined in the Existing Credit Agreement) in accordance with the terms of the Existing Credit Agreement;

WHEREAS, a Benchmark Transition Event (as defined in the Existing Credit Agreement) has occurred with respect to Term Benchmark Loans (as defined in the Existing Credit Agreement) denominated in Dollars that bear interest at a rate determined by reference to the Adjusted LIBO Rate (as defined in the Existing Credit Agreement) (the “Affected Loans”);

WHEREAS, a Benchmark Replacement Date (as defined in the Existing Credit Agreement) with respect to Affected Loans is expected on June 30, 2023;

WHEREAS, in accordance with Section 2.11(b) of the Existing Credit Agreement, if a Benchmark Transition Event (as defined in the Existing Credit Agreement) and its related Benchmark Replacement Date (as defined in the Existing Credit Agreement) has occurred, then then the Benchmark Replacement (as defined in the Existing Credit Agreement) shall replace the Benchmark (as defined in the Existing Credit Agreement) with respect to the Affected Loans for all purpose under the Loan Documents without any amendment to, or further action or consent of any other party to the Existing Credit Agreement; and

WHEREAS, pursuant to Section 9.19 of the Existing Credit Agreement, Zulily was removed as a Borrower under each Loan Document;

WHEREAS, pursuant to Sections 9.02(d) and 9.19, the Borrowers and the Administrative Agent may amend the Existing Credit Agreement to reflect the removal of Zulily as a Borrower under the Existing Credit Agreement;

WHEREAS, the Borrowers and the Administrative Agent desire to amend the Existing Credit Agreement (x) to reflect the automatic replacement of the Benchmark (as defined in the Existing Credit Agreement) with the Benchmark Replacement (as defined in the Existing Credit Agreement) with respect to the Affected Loans on the SOFR Transition Effective Date and (y) to reflect the removal of Zulily from the Existing Credit Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein which are defined in the Credit Agreement are used herein as therein defined.
2.Benchmark Transition Event.
(a)The Borrowers and the Administrative Agent hereby agree that a Benchmark Transition Event (as defined in the Existing Credit Agreement) has occurred under the Existing Credit Agreement.
(b)The parties hereto acknowledge and agree that the existing Loans outstanding immediately prior to SOFR Transition Effective Date denominated in Dollars and bearing interest at the LIBO Rate (as defined in the Existing Credit Agreement) (the “Existing LIBOR Loans”) shall, after the SOFR Transition Effective Date, continue as Loans under the Credit Agreement and interest thereon shall continue to be calculated in a manner consistent with the interest calculated thereon prior to the SOFR Transition Effective Date until the end of the Interest Period currently in effect and applicable to such Existing LIBOR Loans; provided, that prior to the end of the Interest Period (as defined in the Existing Credit Agreement) currently in effect and applicable to such Existing LIBOR Loans, the applicable Borrower shall deliver to the Administrative Agent a borrowing request pursuant to Section 2.03 of the Credit Agreement requesting a conversion of such Existing LIBOR Loans to RFR Loans Borrowings, Term Benchmark Loans  or ABR Loans, and failing delivery of such timely notice of such conversion shall be deemed to have selected a conversion of such Existing LIBOR Loans into RFR Loans.  Notwithstanding anything to the contrary contained herein or any other Loan Document, in the event the Interest Period for any Existing LIBOR Loan expires on the SOFR Transition Effective Date, such Loan shall automatically convert into a RFR Loan.
3.Amendment of Credit Agreement. To give effect to the Benchmark Transition Event (as defined in the Existing Credit Agreement) and the removal of Zulily as a Borrower under the Existing Credit Agreement, effective as SOFR Transition Effective Date, the Existing Credit Agreement shall be amended, without additional consent or approval of any other Lender, to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text)  as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.
4.Representations and Warranties. Each Borrower hereby represents that as of each of the date hereof and the SOFR Transition Effective Date:

(a)(i) the execution, delivery and performance by such Borrower of this Agreement is within the corporate or other organizational powers of such Borrower and has been duly authorized by all necessary corporate or other organizational and, if required, stockholder action, and (ii) such Borrower has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and
(b)the execution, delivery and performance by such Borrower of this Agreement (a) does not require any consent or approval of, registration or filing (other than routine tax filings) with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, registrations, filings or actions which the failure to obtain or make would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Borrower or any order of any Governmental Authority, except, in the case of any such applicable law or regulation or order, for such violations that would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Borrower or its assets, or give rise to a right thereunder to require any payment to be made by such Borrower, except for such violations, defaults and payments that would not reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of such Borrower or any of its Material Subsidiaries (other than Liens securing the Obligations and Liens permitted by Section 6.02 of the Existing Credit Agreement).
5.Effectiveness of this Agreement. This Agreement shall become effective on and as of the date (such date the “SOFR Transition Effective Date”) of satisfaction of the following conditions:
(a)the execution and delivery of this Agreement by each Borrower, the Loan Parties and the Administrative Agent;
(b)the occurrence of the Benchmark Replacement Date (as defined in the Existing Credit Agreement); and
(c)receipt by the Administrative Agent of all fees and expenses reimbursable under Section 7 below for which invoices have been presented at least two Business Days prior to the SOFR Transition Effective Date (including reasonable and documented fees and expenses of legal counsel).
6.Acknowledgments and Confirmations; Liens Unimpaired.
(a)Each Loan Party party hereto hereby expressly acknowledges the terms of this Agreement and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party (and each joinder to which it is a party to any Loan Documents), including, in each case, such covenants and agreements as in effect immediately after giving effect to the SOFR Transition Effective Date and the transactions contemplated hereby and

(ii) subject to any limitations set forth in the Subsidiary Guarantees, its guarantee of the Obligations;
(b)Notwithstanding the above, each of the Loan Parties confirms that (i) its obligations under the Subsidiary Guarantees to which it is a party are not discharged or otherwise affected by this Agreement and shall accordingly, subject to any limitations set forth in the Subsidiary Guarantees, continue in full force and effect and (ii) the Obligations so guaranteed shall, after the SOFR Transition Effective Date and subject to any limitations set forth in the Subsidiary Guarantees or Loan Documents, extend to the Obligations under the Loan Documents (including under the Credit Agreement).
(c)After giving effect to the provisions of this Agreement, neither this Agreement or the modification of the Existing Credit Agreement effected pursuant to this Agreement, nor the execution, delivery, performance or effectiveness of this Agreement:
i.	impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority applicable to such Liens immediately prior to giving effect to the transactions contemplated by this Agreement to secure repayment of all Obligations, whether heretofore or hereafter incurred; or
ii.	requires that any new filings required to be made under any Loan Document be made or other action required to be taken under any Loan Document be taken to perfect or to maintain the perfection of such Liens other than those contemplated by the Loan Documents.
7.Expenses. Subject to Section 9.04 of the Credit Agreement, the Borrowers agree to pay and reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this Agreement, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Administrative Agent.
8.Effect of Agreement.
(a)Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to establish a precedent for purposes of interpreting the provisions of the Credit Agreement or entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Agreement shall apply to and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.

(b)On and after the SOFR Transition Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Credit Agreement, “thereunder”, “thereof”, “therein” or words of like import in any other Loan Document, shall be deemed a reference to the Credit Agreement, as modified hereby on the SOFR Transition Effective Date. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
9.Execution in Counterparts; Electronic Signatures.
(a)This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
(b)The words “delivery”, “execute,” “execution,” “signed,” “signature,” and words of like import in this Agreement and any document executed in connection herewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterparts.
10.Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
12.Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the state of New York. The provisions of Sections 9.10 and 9.11 of the Credit Agreement shall apply to this Agreement to the same extent as if fully set forth herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their officers as of the date first above written.

BORROWERS:

QVC, INC.

By:
/s/ John F. Misko
Name: John F. Misko
Title: Senior Vice President & Controller

CORNERSTONE BRANDS, INC.

By:
/s/ Kenneth Walker
Name: Kenneth Walker
Title: Chief Financial Officer & Treasurer

QVC GLOBAL CORPORATE HOLDINGS, LLC

By:
/s/ Aidan O’Meara
Name: Aidan O’Meara
Title: President

[Signature Page to SOFR Transition and Other Agreements]

OTHER LOAN PARTIES:

QVC SAN ANTONIO, LLC

By:
/s/ John F. Misko
Name: John F. Misko
Title: Senior Vice President

AFFILIATE RELATIONS HOLDINGS, INC.

By:
/s/ Robert D. Smith
Name: Robert D. Smith
Title: President

AFFILIATE INVESTMENT, INC.

By:
/s/ Robert D. Smith
Name: Robert D. Smith
Title: President

AMI 2, INC.

By:
/s/ Robert D. Smith
Name: Robert D. Smith
Title: President

[Signature Page to SOFR Transition and Other Agreements]

ER MARKS, INC.

By:
/s/ Robert D. Smith
Name: Robert D. Smith
Title: President

HSN, INC.

By:
/s/ John F. Misko
Name: John F. Misko
Title: Senior Vice President

QVC ROCKY MOUNT, INC.

By:
/s/ John F. Misko
Name: John F. Misko
Title: Senior Vice President

QVC GLOBAL HOLDINGS I, INC.

By:
/s/ John F. Misko
Name: John F. Misko
Title: Senior Vice President

[Signature Page to SOFR Transition and Other Agreements]

HSNi, LLC

By:
/s/ John F. Misko
Name: John F. Misko
Title: Senior Vice President

HSN HOLDING LLC

By:
/s/ Paul Kearns
Name: Paul Kearns
Title: Vice President

INGENIOUS DESIGNS LLC

By:
/s/ Paul Kearns
Name: Paul Kearns
Title: Vice President

HOME SHOPPING NETWORK EN ESPANOL, L.P.

By: HOME SHOPPING NETWORK EN ESPANOL,
L.L.C., its general partner

By:
/s/ John F. Misko
Name: John F. Misko
Title: Treasurer

[Signature Page to SOFR Transition and Other Agreements]

HOME SHOPPING NETWORK EN ESPANOL, L.L.C.

By:
/s/ John F. Misko
Name: John F. Misko
Title: Treasurer

NLG MERGER CORP.

By:
/s/ John F. Misko
Name: John F. Misko
Title: President

VENTANA TELEVISION, INC.

By:
/s/ John F. Misko
Name: John F. Misko
Title: Senior Vice President

VENTANA TELEVISION HOLDINGS, INC.

By:
/s/ John F. Misko
Name: John F. Misko
Title: Senior Vice President

QVC GCH COMPANY, LLC

By:
/s/ John F. Misko
Name: John F. Misko
Title: Senior Vice President

[Signature Page to SOFR Transition and Other Agreements]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
/s/ Melanie George
Name: Melanie George
Title: Vice President

[Signature Page to SOFR Transition and Other Agreements]

Exhibit A

~~EXECUTION VERSION~~

$3,250,000,000
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 27, 2021,

among

QVC, INC., ~~ZULILY, LLC,~~ QVC GLOBAL CORPORATE HOLDINGS, LLC, AND CORNERSTONE BRANDS, INC.
as Borrowers,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., BNP PARIBAS, CITIBANK, N.A., MIZUHO BANK, LTD., TRUIST SECURITIES, INC., TD SECURITIES (USA) LLC, NEW YORK BRANCH, WELLS FARGO BANK, NATIONAL ASSOCIATION and MORGAN STANLEY MUFG LOAN PARTNERS, LLC,
as Joint Lead Arrangers and Joint Bookrunners

______________

BANK OF AMERICA, N.A., BNP PARIBAS, CITIBANK, N.A., MIZUHO BANK, LTD., TRUIST BANK, TD SECURITIES (USA) LLC, NEW YORK BRANCH, WELLS FARGO BANK, NATIONAL ASSOCIATION and MORGAN STANLEY MUFG LOAN PARTNERS, LLC,
as Co-Syndication Agents

______________

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, ROYAL BANK OF CANADA, THE BANK OF NOVA SCOTIA, SUMITOMO MITSUI BANKING CORPORATION, BMO HARRIS BANK N.A., PNC BANK, NATIONAL ASSOCIATION, SOCIETE GENERALE, and U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

TABLE OF CONTENTS

Page
ARTICLE I Definitions
SECTION 1.01.	Defined Terms		~~6~~5
SECTION 1.02.	Classification of Loans and Borrowings		~~54~~52
SECTION 1.03.	Certain Calculations		~~54~~52
SECTION 1.04.	Terms Generally		~~55~~53
SECTION 1.05.	Accounting Terms; GAAP		~~56~~54
SECTION 1.06.	Change of Currency		~~56~~54
SECTION 1.07.	Exchange Rates; Currency Equivalents		~~56~~54
SECTION 1.08.	Interest Rates; ~~LIBOR~~Benchmark Notification		~~57~~55
SECTION 1.09.	Divisions		~~58~~55
SECTION 1.10.	Limited Condition Transactions		~~58~~55
SECTION 1.11.	Cashless Roll		~~59~~56
ARTICLE II The Credits
SECTION 2.01.	Revolving Commitments.		~~59~~56
SECTION 2.02.	Incremental Revolving Commitments and Incremental Term Loans		~~60~~57
SECTION 2.03.	Procedure for Revolving Loan Borrowing		~~62~~59
SECTION 2.04.	Funding of Borrowings		~~62~~59
SECTION 2.05.	Interest Elections		~~63~~60
SECTION 2.06.	Termination and Reduction of Commitments		~~64~~61
SECTION 2.07.	Repayment of Loans; Evidence of Debt		~~64~~61
SECTION 2.08.	Prepayments		~~64~~62
SECTION 2.09.	Fees		~~65~~62
SECTION 2.10.	Interest		~~66~~63
SECTION 2.11.	Alternative Rate of Interest		~~67~~64
SECTION 2.12.	Increased Costs		~~70~~67
SECTION 2.13.	Break Funding Payments		~~71~~68
SECTION 2.14.	Taxes		~~71~~69
SECTION 2.15.	Pro Rata Treatment and Payments		~~75~~72
SECTION 2.16.	Mitigation Obligations; Replacement of Lenders		~~76~~74
SECTION 2.17.	Letters of Credit		~~77~~75
SECTION 2.18.	Defaulting Lenders		~~81~~78
SECTION 2.19.	Extensions of Loans and Commitments.		~~82~~80

i

SECTION 2.20.	Refinancing Amendment		~~84~~82
ARTICLE III Representations and Warranties
SECTION 3.01.	Organization; Powers		~~88~~85
SECTION 3.02.	Authorization; Enforceability		~~88~~85
SECTION 3.03.	Governmental Approvals; No Conflicts		~~88~~85
SECTION 3.04.	Financial Position		~~88~~86
SECTION 3.05.	Properties		~~88~~86
SECTION 3.06.	Litigation and Environmental Matters		~~89~~86
SECTION 3.07.	Compliance with Laws and Agreements		~~89~~86
SECTION 3.08.	Investment Company Status		~~89~~87
SECTION 3.09.	Taxes		~~89~~87
SECTION 3.10.	ERISA		~~89~~87
SECTION 3.11.	Disclosure		~~90~~87
SECTION 3.12.	Pledge Agreements		~~90~~87
SECTION 3.13.	Material Domestic Subsidiaries		~~90~~88
SECTION 3.14.	Existing Liens		~~90~~88
SECTION 3.15.	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions		~~90~~88
SECTION 3.16.	Affected Financial Institution		~~90~~88
SECTION 3.17.	Margin Regulation		~~91~~88
ARTICLE IV Conditions
SECTION 4.01.	Closing Date		~~91~~88
SECTION 4.02.	Each Credit Event		~~92~~89
ARTICLE V Affirmative Covenants
SECTION 5.01.	Financial Statements; Other Information		~~93~~90
SECTION 5.02.	Notices of Material Events		~~95~~92
SECTION 5.03.	Existence; Conduct of Business		~~95~~93
SECTION 5.04.	Payment of Obligations		~~96~~93
SECTION 5.05.	Maintenance of Properties; Insurance		~~96~~94
SECTION 5.06.	Books and Records; Inspection Rights		~~96~~94
SECTION 5.07.	Compliance with Laws		~~97~~94
SECTION 5.08.	Use of Proceeds		~~97~~94
SECTION 5.09.	Additional Guarantors and Collateral		~~97~~94
SECTION 5.10.	Post-Closing Covenant		~~98~~95

ARTICLE VI Negative Covenants
SECTION 6.01.	Indebtedness		~~98~~95
SECTION 6.02.	Liens		~~100~~97
SECTION 6.03.	Fundamental Changes		~~101~~99
SECTION 6.04.	Disposition of Property		~~103~~100
SECTION 6.05.	Restricted Payments		~~103~~101
SECTION 6.06.	Transactions with Affiliates		~~104~~101
SECTION 6.07.	Changes in Fiscal Periods		~~104~~102
SECTION 6.08.	Sales and Leasebacks		~~104~~102
SECTION 6.09.	Clauses Restricting Subsidiary Distributions		~~105~~102
SECTION 6.10.	Financial Covenants		~~106~~103
SECTION 6.11.	Investments		~~106~~103
SECTION 6.12.	Use of Proceeds		~~107~~105
ARTICLE VII Events of Default
ARTICLE VIII The Administrative Agent
SECTION 8.01.	Appointment and Authorization		~~111~~108
SECTION 8.02.	Administrative Agent and Affiliates		~~111~~108
SECTION 8.03.	Action by Administrative Agent		~~111~~109
SECTION 8.04.	Consultation with Experts		~~112~~109
SECTION 8.05.	Delegation of Duties		~~112~~109
SECTION 8.06.	Successor Administrative Agent		~~112~~109
SECTION 8.07.	Credit Decision		~~112~~110
SECTION 8.08.	Lead Arrangers; Bookrunners: Syndication Agents; Documentation Agents		~~112~~110
SECTION 8.09.	Certain ERISA Matters		~~113~~110
SECTION 8.10.	Acknowledgements of Lenders and Issuing Banks		~~113~~111
ARTICLE IX Miscellaneous
SECTION 9.01.	Notices		~~115~~112
SECTION 9.02.	Waivers; Amendments		~~119~~116
SECTION 9.03.	[Reserved]		~~121~~118
SECTION 9.04.	Expenses; Indemnity; Damage Waiver		~~121~~118
SECTION 9.05.	Successors and Assigns		~~122~~119
SECTION 9.06.	Survival		~~127~~124
SECTION 9.07.	Counterparts: Integration: Effectiveness		~~127~~124
SECTION 9.08.	Severability		~~127~~124

SECTION 9.09.	Right of Setoff		~~127~~124
SECTION 9.10.	Governing Law; Jurisdiction; Consent to Service of Process		~~128~~125
SECTION 9.11.	WAIVER OF JURY TRIAL		~~128~~125
SECTION 9.12.	Headings		~~129~~126
SECTION 9.13.	Confidentiality		~~129~~126
SECTION 9.14.	Judgment Currency		~~130~~127
SECTION 9.15.	USA PATRIOT Act		~~130~~127
SECTION 9.16.	Releases of Guarantees and Liens		~~130~~127
SECTION 9.17.	No Advisory or Fiduciary Responsibility		~~131~~128
SECTION 9.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions		~~131~~128
SECTION 9.19.	Removal and Addition of Co-Borrower(s)		~~132~~129
SECTION 9.20.	Pledge Collateral Matters		~~133~~130
SECTION 9.21.	Acknowledgement Regarding Any Supported QFCs		~~134~~131

SCHEDULES:

Schedule 1.01A--Commitments

Schedule 1.01B--Unrestricted Subsidiaries on Closing Date

Schedule 1.01C--Specified Swap Agreements

Schedule 1.01D--Material Domestic Subsidiaries

Schedule 1.01E--Existing Letters of Credit

Schedule 3.06--Disclosed Matters

Schedule 3.12--Filings

Schedule 5.10--Post-Closing Requirements

Schedule 6.01--Existing Indebtedness

Schedule 6.02--Existing Liens

Schedule 6.09--Existing Restrictions

Schedule 6.11--Existing Investments

EXHIBITS:

Exhibit A--Form of Assignment and Assumption

Exhibit B--Form of Consolidating Parent Reporter Information

Exhibit C--[Reserved]

Exhibit D--[Reserved]

Exhibit E--Form of Certificate

Exhibit F-1--Form of New Lender Supplement

Exhibit F-2--Form of Incremental Term Facility Activation Notice

Exhibit F-3--Form of Incremental Revolving Commitment Activation Notice

Exhibit G--Form of U.S. Tax Compliance Certificate

Exhibit H--Form of Subsidiary Guarantee

Exhibit I--Borrower Joinder

~~EXECUTION VERSION~~

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 27, 2021 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among QVC, INC., a Delaware corporation (“QVC”), ~~ZULILY, LLC, a Delaware limited liability company (“Zulily”),~~ QVC GLOBAL CORPORATE HOLDINGS, LLC, a Delaware limited liability company (“QVC Global”), CORNERSTONE BRANDS, INC., a Delaware corporation (“Cornerstone”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and an Issuing Bank, other named agents party hereto and other Issuing Banks party hereto.

WHEREAS, QVC ~~and Zulily are parties~~is party to the Fourth Amended and Restated Credit Agreement, dated as of December 31, 2018 (as amended, supplemented or otherwise modified from time to time prior to the Amendment Effective Date, the “Existing Credit Agreement”), among QVC, ~~Zulily,~~ the Administrative Agent, other named agents party thereto ~~and~~, the Issuing Banks party thereto and the other parties thereto;

WHEREAS, QVC ~~and Zulily have~~has requested that the Existing Credit Agreement be amended and restated to, among other things, (a) add QVC Global and Cornerstone as borrowers and (b) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective on the Amendment Effective Date;

WHEREAS, all the Lenders have, pursuant to the Amendment Agreement, agreed that this Agreement shall amend and restate the Existing Credit Agreement on the Amendment Effective Date;

WHEREAS, each Lender has executed the Amendment Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement as contemplated hereby;

WHEREAS, all Obligations are and shall continue to be secured by all Collateral after giving effect to the amendments made on the Amendment Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I
Definitions
SECTION 1.01.Defined Terms

.  As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning specified in Section 9.15.

“Adjusted CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to the CDOR Screen Rate for such Interest Period.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.11448%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the 0.00%, such rate shall be deemed to be equal to the 0.00% for the purposes of this Agreement.

“Adjusted EURIBOR Rate” with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to the EURIBOR Rate for such Interest Period.

“Adjusted ~~LIBO~~Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum ~~(rounded upwards, if necessary, to the next 1/16 of 1%)~~ equal to (a) the ~~LIBO~~Term SOFR Rate for such Interest Period~~.~~, plus (b) (i) 0.11448% for an Interest Period of one-month’s duration, (ii) 0.26161% for an Interest Period of three-month’s duration and (iii) 0.42826% for an Interest Period of six-month’s duration; provided that if the Adjusted Term SOFR Rate as so determined would be less than the 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of this Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to the TIBOR Rate for such Interest Period.

“Adjustment Date” has the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder and, as applicable, as Collateral Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that such specified Person shall not be deemed to be an Affiliate of any other Person solely because they share one or more common members of their respective board of managers, board of directors or other controlling governing body.

“Affiliated Lenders” has the meaning specified in Section 9.02(c).

“Affiliated Persons” mean, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a) and in the event of the incompetence or death of any of the persons described in clause (a), such person’s executor, administrator, committee or other personal representative or similar fiduciary, (c) any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, any of the persons described in the above clause (a) or (b) of this definition, or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, and (d) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a), (b), (c) or the holdings of which are for the primary benefit of any of such Persons.

“Agent Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Lender’s Incremental Term Loans, and (b) the amount of such Lender’s Revolving Commitments then in effect or, with respect to any Revolving Facility for which the Revolving Commitments have been terminated, such Lender’s Outstanding Revolving Credit under the Revolving Facility.

“Agreement Currency” has the meaning specified in Section 9.14.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted ~~LIBO~~Term SOFR Rate for a one month Interest Period ~~on~~as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted ~~LIBO~~Term SOFR Rate for any day shall be based on the ~~LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate)~~Term SOFR Reference Rate at approximately ~~11:00 a.m. London~~5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. All ABR Loans shall be denominated in Dollars.

“Alternative Currency” means Sterling, Yen, Euro, Swiss Franc or Canadian Dollar.

“Alternative Currency Revolving Sublimit” means, as of any day and with respect to all Alternative Currencies, a Dollar Amount equal to 50% of the Revolving Commitments as of such day.

“Amendment Agreement” means that certain Fifth Amendment and Restatement Agreement, dated as of the date hereof among the Borrowers, QVC Parent, ~~Zulily Parent~~Qurate Retail, Inc., Cornerstone Parent, the Subsidiary Guarantors, the Administrative Agent and the Lenders party thereto to which this Agreement is attached.

“Amendment Effective Date” means the Closing Date.

“Ancillary Document” has the meaning assigned to it in Section 9.07(b).

“Anti-Corruption Laws” means, with respect to any Person, all laws, rules and regulations of any jurisdiction applicable to such Person or its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means, with respect to any Person, all laws, rules and regulations of any jurisdiction applicable to such Person or its Affiliates from time to time concerning or relating to money laundering.

“Applicable Rate” means (a) for each Type of Loan other than Incremental Term Loans, (i) prior to the first Adjustment Date occurring after the Closing Date, 1.375% per annum for Term Benchmark Loans and RFR Loans and 0.375% per annum for ABR Loans and (ii) on and after the first Adjustment Date occurring after the Closing Date, a per annum percentage determined in accordance with the Pricing Grid, and (b) for each Type of Incremental Term Loan, such per annum rates as shall be agreed to by the Borrowers and the applicable Incremental Term Lenders as shown in the applicable Incremental Term Facility Activation Notice.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency the local time in the place of settlement for such Alternative Currency, as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and notified to the relevant parties hereto.

“Approved Fund” has the meaning assigned to such term in Section 9.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrowers (such approval of the Borrowers not to be unreasonably withheld or delayed).

“Available Amount” means, as of any date of determination, for the period (taken as one accounting period) from June 30, 2021 to the end of the Borrowers’ most recently ended fiscal quarter for which financial statements have been required to be delivered pursuant to Section 5.01 as of such date, an amount equal to (a) 100% of Consolidated EBITDA of the Borrowers and their Restricted Subsidiaries less 1.3 times the Consolidated Interest Expense for the same period (which amount shall not be less than zero for any fiscal year), plus (b)(x) the aggregate amount of proceeds received by any Borrower or any Restricted Subsidiary after the Amendment Effective Date from the issuance of Qualified Equity of a Borrower or any Restricted Subsidiary or cash capital contributions to a Borrower or any Restricted Subsidiary and (y) the fair market value of Cash Equivalents, marketable securities or other property, in each case received by a Borrower or a Restricted Subsidiary to the extent such Cash Equivalents, marketable securities or other property are contributed as a capital contribution to a Borrower or any Restricted Subsidiary or in return for any issuance of Qualified Equity, plus (c) the proceeds of Indebtedness and Disqualified Equity of the Borrower or any Restricted Subsidiary issued after the Amendment Effective Date, which have been exchanged or converted into Qualified Equity of a Borrower or any Restricted Subsidiary together with the fair market value of any Cash Equivalents and any assets received by a Borrower or such Restricted Subsidiary upon such exchange or conversion, plus (d) the proceeds received by a Borrower or any Restricted Subsidiaries from sales of Investments made with the Available Amount after the Amendment Effective Date (but in any event not to exceed the amount of such Investments), plus (e) returns, profits, distributions and similar amounts received by a Borrower or any Restricted Subsidiaries in cash or Cash Equivalents on Investments made with the Available Amount after the Amendment Effective Date, plus (f) the Investments of a Borrower or any Restricted Subsidiary in any Unrestricted

Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into a Borrower or any Restricted Subsidiary after the Amendment Effective Date (but in any event not to exceed the amount of such Investment), plus (g) (i) the fair market value of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to a Borrower or any Restricted Subsidiaries to the extent the Investment in such Unrestricted Subsidiary was made with the Available Amount after the Amendment Effective Date and (ii) the proceeds of any Dispositions of any Unrestricted Subsidiary (including the issuance or sale of Equity Interest thereof) received by the Borrower or any Restricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made with the Available Amount after the Amendment Effective Date, minus (h) the sum of all prior Investments made pursuant to Section 6.11(n) and Restricted Payments made pursuant to Section 6.05(i).

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect at such time over (b) such Lender’s Outstanding Revolving Credit.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any Affiliate of any Lender: (a) commercial credit cards, other commercial cards, purchase cards and merchant card services, (b) stored value cards, (c) treasury management services or other payment services (including, without limitation, electronic payment service, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bankruptcy Event” means, with respect to any Lender, such Lender or any other Person as to which such Lender is a subsidiary (a “Parent Company”) (i) is adjudicated as, or determined by any Governmental Authority having regulatory authority over it or its assets to be, insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or the Administrative Agent has given written notice to such Lender and the Borrowers of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or (iii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or the Administrative Agent has given written notice to such Lender and the Borrowers of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such appointment; provided that a Bankruptcy Event shall not result solely by virtue of any control of or ownership interest in, or the acquisition of any control of or ownership interest in, such Lender or its Parent Company by a Governmental Authority as long as such control or ownership interest does not result in or provide such Lender or its Parent Company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or its Parent Company (or such Governmental Authority) to reject, repudiate, disavow or disaffirm such Lender’s obligations under this Agreement.

“Basel III” has the meaning assigned to such term in the definition of Change in Law.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event~~,  an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~  and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.11.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be reasonably determined by the Administrative Agent in consultation with the Borrowers for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency ~~or in the case of an Other Benchmark Rate Election~~, “Benchmark Replacement” shall mean the alternative set forth in (~~3~~2) below:

~~(1)in the case of any Loan denominated in Dollars, the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

(~~2~~1)in the case of any Loan denominated in Dollars, the ~~sum of: (a)~~Adjusted Daily Simple SOFR ~~and (b) the related Benchmark Replacement Adjustment~~;

(~~3~~2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Borrowers; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other Dollar-denominated syndicated credit facilities.~~

If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement~~:~~

, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by ~~(1)for purposes of clauses (1) and (2)  of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be reasonably determined by the Administrative Agent in consultation with the Borrowers:~~

~~(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

~~(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

~~(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by~~ the Administrative Agent and the ~~Borrowers~~Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time~~;~~.

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Borrowers.~~

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (or, for purposes of clause (~~3~~2) of the definition of “Benchmark Replacement”, the Administrative Agent and the Borrowers) decides may be appropriate in consultation with the Borrowers to reflect the adoption and implementation of such Benchmark Replacement (provided that any such change that is not substantially consistent with both (x) market practice and (y) other syndicated credit facilities for similarly situated borrowers denominated in the same currency as the Facility shall be reasonably determined by the Administrative Agent and the Borrowers) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with both (x) market practice and (y) other syndicated credit facilities for similarly situated borrowers denominated in the same currency as this Agreement (or, if the Administrative Agent reasonably determines, in consultation with the Borrowers, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines in consultation with the Borrowers that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrowers reasonably determine are reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date~~;~~.

~~(3)[reserved]; or~~

~~(4)in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.~~

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

“Benchmark Unavailability Period” with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“beneficial owner” shall be determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act, as in effect on the Closing Date.  “Beneficially own,” “beneficially owned” and “beneficial ownership” have meanings correlative to that of beneficial owner.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means: (i) ~~as of the Closing Date,~~ (a) QVC, Inc., a Delaware corporation, (b) ~~Zulily LLC, a Delaware limited liability company, (c)~~ QVC Global Corporate Holdings, LLC, a Delaware

limited liability company, and (~~d~~c) Cornerstone Brands, Inc., a Delaware corporation, and (ii) each other Person which may be added as a “Borrower” from time to time in accordance with Section 9.19.

“Borrowing” means a group of Loans of the same Type under a single Facility with the same Borrower, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day” means, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) in relation to Loans ~~denominated in Dollars and in relation to the calculation or computation of the LIBO Rate, any day (other than a Saturday or a Sunday) on which banks are authorized or required by law to remain closed in  London~~referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, (b) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR or denominated in Canadian Dollars and in relation to the calculation or computation of the CDOR Screen Rate, any day (other than a Saturday or a Sunday) on which banks are authorized or required to remain close in Japan and Canada, respectively, (c) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (d) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is a RFR Business Day.

“Canadian Dollar” means the lawful currency of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion), and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, unless such Person elects otherwise, any obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on December 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s or P-1 by Moody’s at the date of acquisition, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s at the date of acquisition; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by Standard & Poor’s or Aaa by Moody’s at the date of acquisition and (iii) have portfolio assets of at least $5,000,000,000; and (i) in the case of any Foreign Subsidiary, (x) investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized and (y) other short term investments utilized by Foreign Subsidiaries in accordance with  normal investment practices for cash management in such foreign jurisdiction.

“Cash Management Services Agreement” means any agreement with respect to Banking Services.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CDOR Screen Rate” means, in relation to any Loan denominated in Canadian Dollars, means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).  If the CDOR Screen Rate shall be less than 0.00%, the CDOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Central Bank Rate” means (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time, (d) Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time and (e) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0.00% ; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SARON for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest SARON applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period, (d) Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Yen in effect on the last Business Day in such period and (e) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent and the Borrowers in their reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate and the TIBOR Rate on any day shall be based on the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month (or, in the event the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, for deposits in the applicable Agreed Currency is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate or the TIBOR Interpolated Rate, as applicable, as of such time); provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.

“Change in Control” means any Change in Control Transaction that is not a Permitted Change in Control Transaction.

“Change in Control Transaction” means the acquisition of beneficial ownership by any person or group (such person or group, the “Transferee”) (excluding any Permitted Holder or group Controlled by any Permitted Holder) of more than 30% of the aggregate voting power of all outstanding classes or series of QVC’s voting stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of QVC’s voting stock beneficially owned by the Permitted Holders collectively.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything in this Agreement to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III (“Basel III”), and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof (“Dodd-Frank”), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Incremental Term Loans.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 9.02).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agents” means Credit Agricole Corporate and Investment Bank, Royal Bank of Canada, The Bank of Nova Scotia, Sumitomo Mitsui Banking Corporation, BMO Harris Bank N.A., PNC Bank, National Association, Societe Generale, and U.S. Bank National Association, each acting in its capacity as a co-documentation agent.

“Co-Syndication Agents” means Bank of America, N.A., BNP Paribas, Citibank, N.A., Mizuho Bank, Ltd., Truist Bank, TD Securities (USA) LLC, New York Branch, Wells Fargo Bank, National Association and Morgan Stanley MUFG Loan Partners, LLC (acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd.), each acting in its capacity as a co-syndication agent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any “Collateral” under and as defined in each Pledge Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under the Subsidiary Guarantees and the Pledge Agreements for the Lenders and certain other holders of obligations of the Loan Parties.

“Commitment Fee Rate” means (a) prior to the first Adjustment Date occurring after the Closing Date, 0.20% per annum and (b) on and after the first Adjustment Date occurring after the Closing Date, a per annum rate determined in accordance with the Pricing Grid.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDA” means, for any period, with respect to the Borrowers and their Restricted Subsidiaries on a consolidated basis, the sum of (without duplication):

(a)operating income as reported in each Borrower’s consolidated financial statements, plus
(b)to the extent deducted in calculating such operating income, the sum of the following amounts for such period:
(i)depreciation,
(ii)amortization,
(iii)stock compensation (including any distribution made to, or share repurchase from, a shareholder, including any payments made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and any distribution incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of any Borrower (or any parent company thereof) and/or any subsidiary (including, but limited to, distributions made in connection with the Stock Compensation Plans)),
(iv)interest expense,
(v)Taxes (including any provision for taxes, including income, capital, profit, revenue, state, foreign, provincial, franchise, excise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, pursuant to any Tax sharing arrangement or as a result of any Tax distribution and in respect of repatriated funds) of such Person paid or accrued during such period and (without duplication) any payments to a parent company for such amounts,
(vi)any restructuring, non-recurring or other unusual item of loss or expense (including write-offs and write-downs of assets), other than any write-off or write-down of inventory or accounts receivable,
(vii)any non-recurring expenses or charges related to any equity offering, investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful) (including such expenses or charges reimbursed or actually paid by a Person that is not a Borrower or one of its subsidiaries or covered by indemnification or reimbursement provisions), including (i) such fees, expenses or charges related to (A) the Transactions, (B) such fees, expense or charges relate to the incurrence of the Loans and any other credit facilities or the offering of debt securities and (C) any amendment or other modification of this Agreement and any other credit facilities or the offering of debt securities.

(viii)any charge, loss, lost profit, expense or write-off that is actually reimbursed or reimbursable (and reasonably expected to be reimbursed within the next four fiscal quarters) by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance;
(ix)any fee (including third party consultant fees and other similar fees), loss, charge, expense, cost, accrual or reserve of any kind relating to the closure or consolidation of any facility or location and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs),
(x)any fee, expense, premium, closing payment and similar transaction cost (including original issue discount or upfront fees) incurred or paid in connection with the incurrence, modification, refinancing or repayment of Indebtedness, in each case, regardless of whether or not successfully consummated,
(xi)expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof (which are finite in duration) and purchase price adjustments, in each case paid or payable in connection with an  Investments, acquisitions or capital expenditures,
(xii)any expenses, charges, write-downs, expenses, losses or items reducing operating income related to any impairment charge, asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities)  or the impact of purchase accounting or other items classified by such Person as special items,
(xiii)any non-cash charges, write-downs, expenses or losses (including any non-cash losses relating to mark-to-market or fair value accounting),
(xiv)the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes,
(xv)any cost, charge, fee or expense incurred as a result of, in connection with or pursuant to any pension plan, any post-employment benefit trust, any post-employment benefit scheme, deferred compensation arrangement or any similar equity plan or agreement and (without duplication) any payments to a parent company for such amounts,
(xvi)any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures, and
(xvii)project startup costs and other costs and expenses related to new office openings costs and the consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business) (and proposals in connection therewith, whether or not successful), plus
(c)the operating income of any non-wholly owned Person up to the amount of cash or Cash Equivalents (x) actually distributed by such Person to a Borrower or a Restricted Subsidiary or (y) that could have been distributed as a dividend or other distribution or return on investment by such Person to a Borrower or a Restricted Subsidiary, plus

(d)any proceeds from any business interruption insurance or similar insurance proceeds actually received by a Borrower or any Restricted Subsidiary during the relevant period or reasonably expected to be received in a subsequent period and within one year of the underlying loss; provided, that if not so received within such one-year period, such amount shall be subtracted in the subsequent calculation period, plus
(e)the amount of “run rate” cost savings, operating expense reductions and cost synergies (collectively, “Expected Cost Savings”) related to any acquisition, investment, disposition, operating improvement, restructuring, cost savings initiative and/or any similar transaction or initiative (any such operating improvement, restructuring, cost savings initiative or similar transaction or initiative, a “Cost Saving Initiative”) projected by any Borrower or any Restricted Subsidiary in good faith to be realized as a result of actions that have been taken or initiated, are expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case in the good faith determination of such Borrower or such Restricted Subsidiary), including any Expected Cost Savings in connection with, or incurred by or on behalf of, any joint venture of a Borrower or Restricted Subsidiary (whether accounted for on the financial statements of any such joint venture or a Borrower or Restricted Subsidiary in an amount proportionate to the percentage of Equity Interests of such joint venture that are beneficially owned by a Borrower or any Restricted Subsidiary) whether initiated before, on or after the Closing Date, within 12 months after such Cost Saving Initiative (which Expected Cost Savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that the aggregate amount of addbacks pursuant to this clause (e) shall not exceed 20% of the Consolidated EBITDA for such period immediately after giving effect to any adjustments pursuant to this clause (e),provided that Unrestricted Subsidiaries shall be disregarded for purposes of calculating Consolidated EBITDA.

For the avoidance of doubt, (x) Consolidated EBITDA shall be calculated to include the Consolidated EBITDA for each Borrower and their Restricted Subsidiaries on a consolidated basis (i.e., the sum of Consolidated EBITDA of each Borrower and their Restricted Subsidiaries) and (y) it is understood and agreed that the Borrowers may elect not to apply any addback(s) set forth in any clause or subclause set forth in the definition of Consolidated EBITDA.

“Consolidated Interest Expense” means, without duplication, for the Borrowers and their  Restricted Subsidiaries on a consolidated basis for any period, the total cash interest expense (including, without limitation, the interest component of Capital Lease Obligations) minus total interest income of the Borrowers and their Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP, plus all cash dividends paid or other recurring cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity during such period.  For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrowers to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  For the avoidance of doubt, Consolidated Interest Expense shall not include (a) non-cash interest expense attributable to the movement of the mark-to-market valuation or fair value of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (b) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (c) all non-recurring interest expense or “additional interest” for failure to timely comply with registration rights obligations, (d) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Investment, all as calculated on a consolidated basis in accordance with GAAP, (e) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, (f) penalties and interest relating to Taxes, (g) accretion or accrual of discounted liabilities not constituting Indebtedness, (h) any interest expense attributable to a parent company resulting from push down accounting, (i) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (j) expensing of bridge, arrangement, structuring, commitment or other financing fees.

“Consolidated Leverage Ratio” means, as at any day, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01.

“Consolidated Net Tangible Assets” means the total amount of assets (including investments in joint ventures) of the Borrowers and their Restricted Subsidiaries after deducting therefrom (a) all current liabilities of the Borrowers and their Restricted Subsidiaries and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and any other like intangibles of the Borrowers and their Restricted Subsidiaries, all as set forth on the balance sheet the most recently completed fiscal quarter for which financial statements are available and computed in accordance with GAAP.

“Consolidated Secured Debt” means, at any date, Consolidated Total Debt secured by a Lien on the Collateral or by any assets of the Borrowers or any Restricted Subsidiary as of such date of calculation.

“Consolidated Secured Leverage Ratio” means, as at any day, the ratio of (a) Consolidated Secured Debt on such day to (b) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01.

“Consolidated Total Debt” means, at any date, without duplication, the aggregate principal amount of all Indebtedness of the Borrowers and their Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, less all unrestricted cash and Cash Equivalents of the Borrowers and their Restricted Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” means, with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cornerstone Parent” means QRI Cornerstone, Inc., a Delaware corporation.

“Cornerstone Parent Pledge Agreement” means the Pledge Agreement by Cornerstone Parent in favor of Collateral Agent, dated as of the Closing Date.

“Cornerstone Subsidiary Guarantee” means a Subsidiary Guarantee by the Subsidiary Guarantors that are subsidiaries of Cornerstone in favor of the Collateral Agent, substantially in the form of Exhibit H.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.22.

“Credit Parties” means the collective reference to the Loan Parties and the “Pledgors” party to the Pledge Agreements.

“Daily Simple RFR” means, for any day (a “RFR Interest Day”), an interest rate per annum equal to the greater of (a) for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day ~~and~~, (ii) Swiss Francs, SARON for the day that is 5 Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (iii) Dollars, Daily Simple SOFR and (b) 0.00%.  Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers.

“Daily Simple SOFR” means, for any day~~,~~  (a “SOFR~~, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent reasonably decides in consultation with the Borrowers that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent and the Borrowers may establish another convention in its reasonable discretion.~~  Rate Day”), a rate per annum equal to SOFR for the day that is three (3) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Agent Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the applicable Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to such funding or payment (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (ii) or clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute regarding its obligation to make such funding or payment; (b) has notified any Borrower or any Agent Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding or payment obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to such funding or payment (specifically identified and including the particular default, if any) under this Agreement cannot be satisfied); (c) has failed, within three Business Days after request by the Administrative Agent or Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under this Agreement and is financially able to meet such obligations as of the date of certification, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.  Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by a Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.04(ii) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-Cash Consideration.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” means the sale, transfer, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, other than any sale, assignment, transfer, lease or other disposition (a) in the ordinary course of business or (b) by a Borrower or any Restricted Subsidiary to another Borrower or another Restricted Subsidiary.  The terms “Dispose” and “Disposed of have” shall correlative meanings.

For purposes of this definition, the term “Disposition” shall not include:

(a)sale, transfer, lease or other disposition of assets (including Equity Interests) that are governed by, and made in accordance with, Section 6.03,
(b)to the extent constituting a Disposition, Investments permitted under Section 6.11 and Restricted Payments permitted under Section 6.05,
(c)the creation of or realization on any Lien permitted under this Agreement,
(d)sale, transfer, lease or other disposition of inventory and damaged, worn-out or obsolete equipment or assets that are no longer used or useful in the business of a Borrower or its Restricted Subsidiaries,

(e)sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of a Borrower or any Restricted Subsidiary to the extent not materially interfering with the business of such Borrower and its Restricted Subsidiaries,
(f)any sale, transfer, lease or other disposition or series of related sale, transfer, lease or other disposition that, but for this clause, would be Dispositions, if the aggregate fair market value of the assets sold, transferred, leased or otherwise disposed of in such sale, transfer, lease or other disposition or any such series of related transactions does not exceed the greater of (a) $50,000,000 or (b) 2% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01,
(g)Dispositions by a Borrower or any Restricted Subsidiary to any other Restricted Subsidiary or Borrower, and
(h)terminations or unwinds of Swap Agreements in the ordinary course of business.

“Disqualified Equity” means, as of any date, any Equity Interest of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions, on or prior to the date that is 90 days after the Revolving Termination Date; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity, and that is not convertible, puttable or exchangeable for Disqualified Equity or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that an Equity Interest that would constitute Disqualified Equity solely because the holders thereof have the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of (x) an Disposition or change of control or (y) one or more other events shall not constitute Disqualified Equity if such Person may repurchase or redeem any such Equity Interest in a manner that complies with Section 6.05.  Notwithstanding the foregoing, any Equity Interests issued to any employee or to any plan for the benefit of employees of a Borrower or any Restricted Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by a Borrower or any Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dodd-Frank” has the meaning assigned to such term in the definition of Change in Law.

“Dollar Amount” means, at any date, (a) with respect to any Loan or Revolving Commitment denominated in Dollars, the principal amount thereof then outstanding and (b) with respect to any Loan denominated in an Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars at the Exchange Rate on such date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to a Borrower, any Restricted Subsidiary of such Borrower organized under the laws of any jurisdiction within the United States (including any state or territory thereof or the District of Columbia).

~~“Early Opt-in Election” means, if the then current Benchmark with respect to Dollars is LIBO Rate, the occurrence of:~~

~~(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities of similarly situated borrowers of the same currency as this Agreement (as identified by the Administrative Agent) at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate, in lieu of the LIBO Rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.~~

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall have the meaning assigned to such term in Section 9.07.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event” (as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan) other than an event for which the 30-day notice period is waived; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by a Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (h) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by such Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

~~“EURIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.~~

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period.  If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.  If the EURIBOR Screen Rate shall be less than 0.00%, the EURIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day with respect to any two currencies, the rate at which the first such currency may be exchanged into the other such currency, as set forth at approximately 11:00 a.m., London time, on such day on the applicable Reuters World Spot Page.  In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent or, at the discretion of the Administrative Agent, such Exchange Rate shall instead be the spot rate of the Administrative Agent in a market reasonably selected by it where it customarily conducts foreign currency exchange operations at or about 11:00 a.m., London time, on such day for exchange of such first currency for such other currency.

“Excluded Subsidiary” means (a) any Immaterial Domestic Subsidiary, any Borrower or any Foreign Subsidiary, (b) each subsidiary that is prohibited from Guaranteeing the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority or other third party (other than a Loan Party) to Guarantee the Obligations (unless such consent, approval, license or authorization has been received, it being understood that the Borrowers and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization), (c) each subsidiary acquired pursuant to a permitted Investment permitted hereunder that, at the time of such acquisition, has assumed Indebtedness not incurred in contemplation of such acquisition and each subsidiary that is a subsidiary thereof that guarantees such Indebtedness, in each case, to the extent such Indebtedness prohibits such subsidiary from becoming a Subsidiary Guarantor, (d) any subsidiary with respect to which the Administrative Agent and the Borrowers reasonably agree that the cost or other consequences of providing a Guarantee to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby, (e) each subsidiary that is a non-wholly owned subsidiary (for so long as such subsidiary remains a non-wholly owned subsidiary), (f) Unrestricted Subsidiaries and (g) any subsidiary with respect to which providing a Guarantee to secure the Obligations could result in material adverse tax consequences (as determined in good faith by the Borrowers in consultation with the Administrative Agent).

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), in each case, at the time the Guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or the Administrative Agent or required to be withheld or deducted from a payment to a Lender or the Administrative Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or the Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal or Luxembourg  withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Revolving Commitment or Letter of Credit pursuant to a law in effect (i) on the date on which such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or Letter of Credit or, in the case of a Lender that is a Lender on the Closing Date, on the Closing Date, or (ii) on the date on which such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) U.S. or Luxembourg withholding Taxes imposed on fees for the account of the Administrative Agent pursuant to a law in effect on the Closing Date, (d) Taxes attributable to such Lender’s or the Administrative Agent’s failure to comply with Section 2.14(f) and (e) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.01E.

“Existing Notes” means the 3.5% Exchangeable Senior Debentures due 2031 of QVC Global and Liberty Interactive LLC, the 4.375% Senior Secured Notes due 2023 issued by QVC, the 4.85% Senior Secured Notes due 2024 issued by QVC, the 4.45% Senior Secured Notes due 2025 issued by QVC, the 4.75% Senior Secured Notes due 2027 issued by QVC, the 4.375% Senior Secured Notes due 2028 issued by QVC, the 5.45% Senior Secured Notes due 2034 issued by QVC, the 5.95% Senior Secured Notes due 2043 issued by QVC, the 6.375% Senior Secured Notes due 2067 issued by QVC, the 6.25% Senior Secured Notes due 2068 issued by QVC and, in each case, any Refinancing Indebtedness in respect thereof.

“Facility” means any of (a) the credit facility constituted by the Revolving Commitments and the extensions of credit thereunder (the “Revolving Facility”) and (b) each incurrence of Incremental Term Loans pursuant to an Incremental Term Facility Activation Notice (each, an “Incremental Term Facility”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or any other financial officer of the applicable Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~LIBO~~the Adjusted Term SOFR Rate, CDOR Screen Rate, EURIBOR Rate, TIBOR Rate or each Daily Simple RFR, as applicable.

“Fixed Incremental Amount” means, at any time, the sum of:

(a)the greater of (x) $2,400,000,000 and (y) 100.0% of Consolidated EBITDA of the Borrowers and their Restricted Subsidiaries calculated on a pro forma basis, for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01, plus

(b)the amount, without duplication, of any optional prepayment of any Loan (in the case of Revolving Loans, accompanied by corresponding voluntary permanent reductions of Revolving Commitments) and any Incremental Facilities or Pari Passu Indebtedness, plus

(c)the aggregate principal amount, without duplication, of any Loan reduction resulting from any assignment of such Loans to (and/or purchase of such Loans by) any Borrower and/or any Restricted Subsidiary (limited, in the case of purchases made at a discount to par value, to the actual purchase price of such Loan paid in cash), limited, in the case of Incremental Facilities or Pari Passu Indebtedness, to Incremental Facilities or Pari Passu Indebtedness incurred in reliance upon the Incremental Amount, so long as, in the case of any such optional prepayment or assignment, the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness other than Indebtedness under any revolving credit facility; minus

(d)the aggregate outstanding principal amount of all Incremental Facilities and/or Pari Passu Indebtedness incurred or issued in reliance on the Fixed Incremental Amount.

“Foreign Subsidiary” means, with respect to a Borrower, any Restricted Subsidiary of such Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other similar obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other similar obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other similar obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other similar obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or similar obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).   The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee in accordance with GAAP.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”

~~“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”~~

“Impacted TIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “TIBOR Rate.”

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary that is not a Material Domestic Subsidiary.

~~“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate”.~~

“Incremental Amount” means, at any time, the sum of:

(a)the Fixed Incremental Amount; plus

(b)an unlimited amount so long as, immediately after giving effect to the relevant Incremental Facility or Pari Passu Indebtedness:

(i)in the case of any Incremental Facility or Pari Passu Indebtedness secured by Liens on the Collateral or by any assets of the Borrowers or any Restricted Subsidiary, on a pro forma basis after giving effect to such Incremental Facility or Pari Passu Indebtedness and the use of the proceeds thereof, the Consolidated Secured Leverage Ratio does not exceed (x) 3.50:1.00 or (y) solely in the case of any such Incremental Facility or Pari Passu Indebtedness being incurred to finance an acquisition or other similar Investment permitted hereunder, the Consolidated Secured Leverage Ratio for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01; or

(ii)in the case of any Incremental Facility or Pari Passu Indebtedness that is unsecured, on a pro forma basis after giving effect to such Incremental Facility or Pari Passu Indebtedness and the use of the proceeds thereof, the Consolidated Leverage Ratio does not exceed either (x) 4.50:1.00 or (y) solely in the case of any such Incremental Facility or Pari Passu Indebtedness being incurred to finance an acquisition or other similar Investment permitted hereunder, the Consolidated Leverage Ratio for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01;

provided that (x) the Borrowers may elect to use clause (b) above prior to clause (a) above regardless of whether there is capacity under clause (a) above, and if clause (a) above, on the one hand, and clause (b) above, on the other hand, are available and the Borrowers do not make an election, the Borrowers will be deemed to have elected clause (b) above to the extent compliant therewith and (y) the Borrower may elect to use capacity under clause (a) above on the same date that the Borrower uses capacity under clause (b) above, by first calculating the capacity under clause (b) without regard to the any use of capacity under clause (a) above; provided, further, that the Borrowers may redesignate all of any portion of any such Indebtedness originally designated as incurred pursuant to clause (a) above as incurred pursuant to clause (b) if, at the time of such redesignation, the Borrowers would be permitted to incur such Incremental Facility or Pari Passu Indebtedness under clause (b) above (for purposes of clarity, with any such redesignation having the effect of increasing the Borrowers’ ability to incur Indebtedness under clause (a) above as of the date of such redesignation by the amount of such Indebtedness so redesignated). For purposes of any determination under this definition, the calculation of compliance with the Consolidated Secured Leverage Ratio and the Consolidated Leverage Ratio for purposes of incurring any Indebtedness hereunder, (x) in the case of an incurrence of Incremental Revolving Commitments, such calculation shall be made assuming that such then incurred Incremental Revolving Commitments are fully drawn and (y) with respect to the amount of any Indebtedness in a currency other than Dollars, Dollar Amount shall be used.

“Incremental Facility” means any Incremental Term Facility and any Incremental Revolving Commitment.

“Incremental Revolving Commitment” means an increased or new Revolving Commitment incurred in connection with an Incremental Revolving Commitment Activation Notice.

“Incremental Revolving Commitment Activation Notice” means a notice substantially in the form of Exhibit F-3.

“Incremental Revolving Commitment Closing Date” means any Business Day designated as such in an Incremental Revolving Commitment Activation Notice.

“Incremental Term Facility” has the meaning assigned to such term in the definition of “Facility”.

“Incremental Term Facility Activation Notice” means a notice substantially in the form of Exhibit F-2 or in such other form as is reasonably acceptable to the Administrative Agent.

“Incremental Term Facility Closing Date” means any Business Day designated as such in an Incremental Term Facility Activation Notice.

“Incremental Term Lenders” means (a) on any Incremental Term Facility Closing Date relating to Incremental Term Loans, the Lenders signatory to the relevant Incremental Term Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans” means any term loans borrowed in connection with an Incremental Term Facility Activation Notice.

“Incremental Term Maturity Date” means, with respect to the Incremental Term Loans to be made pursuant to any Incremental Term Facility Activation Notice, the final maturity date specified in such Incremental Term Facility Activation Notice, which date shall not be prior to the fifth anniversary of the Closing Date; provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this definition; provided further that up to the greater of (a) $500,000,000 and (b) 21% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 (as reduced by any outstanding (such amount measured solely when such Incremental Term Loan is incurred, created or assumed) (x) Pari Passu Indebtedness incurred under the Pari Passu Maturity Exclusion and (y) Refinancing Indebtedness incurred under the Refinancing Indebtedness Maturity Exclusion) (such amount, the “Incremental Term Maturity Exclusion”) of such Indebtedness may have final maturity date prior to the fifth anniversary of the Closing Date.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements constituting liens hereunder relating to property acquired by such Person (excluding obligations arising from inventory transactions in the ordinary course of business), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be the lesser of (x) the fair market value of such property at such date of determination and (y) the amount of such Indebtedness of such other Person, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than letters of guaranty provided by such Person in the ordinary course of business) and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’

acceptances.  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations (i.e., shall not take in account the fair value of such Indebtedness).  Notwithstanding the foregoing, “Indebtedness” shall not include (i) any amounts payable under any deferred compensation plans of any Person relating to its or its subsidiaries’ directors, management, employees or consultants, (ii) any indebtedness owed between or among the Loan Parties and/or any of their Restricted Subsidiaries, (iii) any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of the Person or assets acquired after the closing; provided, however, that to the extent such payment becomes fixed and determined, the amount is paid within ninety (90) days thereafter, (iv) any Indebtedness that has been defeased pursuant to the deposit of cash or Cash Equivalents (in any amount sufficient (in the good faith determination of the Borrowers) to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness pursuant to the applicable terms of the instrument governing such Indebtedness, (v) prepaid or deferred revenue, (vi) prepayments or deposits received from clients or customers in the ordinary course of business and (vii) all obligations, contingent or otherwise, of such Person in respect of letters of guaranty provided in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Assets or Operations” means, with respect to any Parent Reporter, that such Parent Reporter’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in any Borrower and its subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Reporter, is more than 5.0% of such Parent Reporter’s corresponding consolidated amount.

“Information” has the meaning specified in Section 9.13.

“Insolvent” with respect to any Multiemployer Plan means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trade names, domain names and other source indicators, trademark licenses, technology, trade secrets, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan denominated in Sterling or Swiss Francs, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) with respect to any RFR Loan denominated in Dollars, (1) initially the date that is one week after the date of the borrowing of such RFR Loan and thereafter, each successive date that is on the same weekday as such initial date (provided that if such initial date or any such successive date is a day other than a

Business Day, the applicable Interest Payment Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar week, in which case such Interest Payment Date shall occur on the next preceding Business Day) and (2) the Maturity Date, (d) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (~~d~~e) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week, one month, two months, three months, six months or twelve months (only to the extent such twelve month period is agreed to by all Lenders under the Revolving Facility) thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as a Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no tenor that has been removed from this definition pursuant to Section 2.11(f) shall be available for specification in such Borrowing Request or Interest Election Request ~~and~~, (iv) six month Interest Periods are not available for Loans denominated in Canadian Dollars and (v) one week and two month Interest Periods are not available for Loans denominated in Dollars.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” has the meaning assigned to such term in Section 6.11.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., BNP Paribas, Wells Fargo Bank, National Association, Morgan Stanley Bank, N.A., MUFG Bank, Ltd., Citibank, N.A., Mizuho Bank, Ltd., Truist Bank and The Toronto-Dominion Bank, New York Branch, each in its capacity as an issuer of Letters of Credit, and their respective successors in such capacity as provided in Section 2.17(j); provided that Morgan Stanley Bank, N.A. and MUFG Bank Ltd. shall not be required to issue trade letters of credit under the Revolving Facility.  Any Borrower may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), arrange for one or more Letters of Credit to be issued by other Lenders, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender; provided that no such Lender shall have any obligation to be an Issuing Bank unless it agrees to do so in its sole discretion.

“Joint Lead Arrangers and Joint Bookrunners” means JPMorgan Chase Bank, N.A., Bank of America, N.A., BNP Paribas, Citibank, N.A., Mizuho Bank, Ltd., Truist Securities, Inc., TD Securities (USA) LLC, New York Branch, Wells Fargo Bank, National Association and Morgan Stanley MUFG Loan

Partners, LLC (acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd.), each acting in its capacity as a joint lead arranger and joint bookrunner.

“Judgment Currency” has the meaning specified in Section 9.14.

“LC Commitment Percentage” means, with respect to any Issuing Bank at any time, the ratio (expressed as a percentage) of such Issuing Bank’s “Issuing Bank Commitment” opposite such Issuing Bank’s name on Schedule 1.01A at such time to the LC Exposure of all Issuing Banks at such time.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a demand for payment or drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of a Borrower at such time.  The LC Exposure of any Lender at any time shall be its LC Commitment Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” has the meaning assigned to such term in Section 2.17(a).

~~“LIBO Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.  When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate, where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may reasonably select.~~

~~“LIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to such Agreed Currency then the LIBO Rate shall be the LIBO Interpolated Rate at such time (provided that if the LIBO Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement). On or after January 1, 2022, the LIBO Rate for any Term Benchmark Borrowing denominated in Dollars made for Interest Periods of one week or two months shall be the LIBO Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).~~

~~“LIBO Screen Rate”  means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.~~

~~“LIBOR” has the meaning assigned to such term in Section 1.08.~~

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.  “Lien” shall not, however, include any interest of a vendor in any inventory of a Borrower or any of its Restricted Subsidiaries arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory to any Borrower or any of its Restricted Subsidiaries.

“Limited Condition Transaction” means (a) any acquisition (including by means of a merger, amalgamation or consolidation) by a Borrower or any of its Restricted Subsidiaries of all or substantially all of the equity or assets or business of another Person or assets constituting a business unit, line of business or division of such Person, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by a Borrower or any Restricted Subsidiary to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (b) any Restricted Payment the irrevocable declaration of which occurs in advance of such Restricted Payment and (c) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan Documents” means the collective reference to this Agreement, the Amendment Agreement, the Subsidiary Guarantees and the Pledge Agreements.

“Loan Parties” means the collective reference to the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to a Borrower pursuant to this Agreement.

“Majority Facility Lenders” means, as to the Revolving Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Outstanding Revolving Credit under the Revolving Facility.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition, financial or otherwise, of the Borrowers and their Restricted Subsidiaries, taken as a whole, that results in a material impairment of the ability of the Borrowers to perform any payment obligations hereunder or (b) the validity or enforceability of this Agreement or the other Loan Documents or the rights or remedies of the Administrative Agent (including in its capacity as Collateral Agent) or the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means, any Domestic Subsidiary (other than an Excluded Subsidiary or a Domestic Subsidiary that is a Borrower) of any Borrower, as of the last day of the fiscal quarter of the Borrowers most recently ended for which financial statements have been delivered pursuant to Section 5.01, that has assets (including Equity Interests in Restricted Subsidiaries) or revenues (including both third party revenue, but excluding intercompany revenues) with a value in excess of 7.50% of the consolidated assets of the Borrowers and their Domestic Subsidiaries or 7.50% of the consolidated revenues of the Borrowers and their Domestic Subsidiaries; provided, that in the event Domestic Subsidiaries (other than Excluded Subsidiaries or Domestic Subsidiaries that are Borrowers) that would otherwise not be Material Domestic Subsidiaries of the Borrowers shall in the aggregate account for a percentage in excess of 10.00% of the sum of the consolidated assets of the Borrowers and their Domestic Subsidiaries or 10.00% of the sum of the consolidated revenues of the Borrowers and their Domestic Subsidiaries as of the end of such fiscal quarter, then one or more of such Domestic Subsidiaries (other than Excluded Subsidiaries or Domestic Subsidiaries that are Borrowers) of the Borrowers designated by the Borrowers (or, if the Borrowers shall make no designation, one or more of such Domestic Subsidiaries (other than Excluded Subsidiaries or  Domestic Subsidiaries that are Borrowers) in ascending order based on their respective contributions to the sum of the consolidated assets of the Borrowers and their Domestic Subsidiaries) shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess; provided further that any Domestic Subsidiary that constitutes a Material Domestic Subsidiary pursuant to this sentence may subsequently be designated  an Immaterial Domestic Subsidiary so long as the Borrowers are in compliance with the foregoing.  Notwithstanding anything herein to the contrary, no Excluded Subsidiary shall be deemed or considered a Material Domestic Subsidiary.  As of the Closing Date and based on the Borrowers’ financial statements for the fiscal quarter ended June 30, 2021, Schedule 1.01D lists all Material Domestic Subsidiaries of each Borrower.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of a Swap Agreement, of any one or more of the Borrowers and their Restricted Subsidiaries in an aggregate principal amount exceeding the greater of (a) $100,000,000 and (b) 4.5% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Borrower or any of its Restricted Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, any Restricted Subsidiary of the Borrowers, as of the last day of the fiscal quarter of the Borrowers most recently ended for which financial statements have been delivered pursuant to Section 5.01, that has assets or revenues (on a consolidated basis including its Restricted Subsidiaries) with a value in excess of 2.5% of the sum of the consolidated assets of the Borrowers and their subsidiaries or 2.5% of the sum of the consolidated revenues of the Borrowers and their subsidiaries; provided, that in the event Restricted Subsidiaries that would otherwise not be Material Subsidiaries of the Borrowers shall in the aggregate account for a percentage in excess of 5.0% of the sum of the consolidated assets of the Borrowers and their subsidiaries or 5.0% of the consolidated revenues of the Borrowers and their subsidiaries as of the end of and for the most recently completed fiscal quarter, then one or more of such Restricted Subsidiaries designated by the Borrowers (or, if the Borrowers shall make no designation, one or more of such Restricted Subsidiaries in ascending order based on their respective contributions to the sum of the consolidated assets of the Borrowers and their subsidiaries), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess; provided further that any subsidiary that constitutes a Material Subsidiary pursuant to this sentence may subsequently be removed as a Material Subsidiaries so long as the Borrowers are in compliance with the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.02(c).

“New Lender Supplement” has the meaning assigned to such term in Section 2.02(c).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(c).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing reasonably selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans borrowed by a Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans borrowed by a Borrower, the obligations of a Borrower to reimburse the Issuing Bank for demands for payment or drawings under a Letter of Credit, and all other obligations and liabilities of a Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements or Specified Cash Management Services Agreements, any counterparty that was a Lender or an Affiliate of a Lender at the time of execution thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement, any Specified Cash Management Services Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by a Borrower pursuant hereto); provided however, that the definition of “Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligation for purposes of determining any obligations of any Subsidiary Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

~~“Other Benchmark Rate Election” means, with respect to any Loan denominated in Dollars, if the then-current Benchmark is the LIBO Rate, the occurrence of:~~

~~(a) a request by the Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrower, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and~~

~~(b) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.~~

“Other Connection Taxes” means with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Overnight Bank Funding Rate” means for any day, the rate comprised of  overnight federal funds borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Outstanding Revolving Credit” means, with respect to any Revolving Lender and the Revolving Facility, at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Revolving Lender’s Revolving Loans under the Revolving Facility, and (b) such Revolving Lender’s LC Exposure under the Revolving Facility.

“Parent” means, with respect to QVC, the QVC ~~Parent, with respect to Zulily, the Zulily~~ Parent, with respect to Cornerstone, the Cornerstone Parent, and, with respect to any New Borrower, the immediate parent company of the New Borrower.

“Parent Reporter” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of any Borrower or the Borrowers.

“Pari Passu Indebtedness” means Indebtedness, without duplication, incurred by a Loan Party (or Loan Parties) in an outstanding amount not to exceed (such outstanding amount measured solely when incurred, created or assumed) the then available Incremental Amount consisting of the issuance of secured, junior lien, unsecured or subordinated notes or loans (including “mezzanine” debt and bridge loans); provided that (a) the Obligations are guaranteed to at least the same extent by any Restricted Subsidiary of a Borrower (if any) that has guaranteed such Indebtedness, (b) such Indebtedness has a final maturity date occurring after the date that is no earlier than (or, in the case of junior lien, unsecured or subordinated notes or loans, ninety one (91) days after) the latest final maturity date applicable to the Revolving Loans at the time such Indebtedness is incurred; provided that up to the greater of (x) $500,000,000 and (y) 21% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 (as reduced by any outstanding (such amount measured solely when such Pari Passu Indebtedness incurred, created or assumed) (A) Incremental Term Facility incurred under the Incremental Term Maturity Exclusion and (B) Refinancing Indebtedness incurred under the Refinancing Indebtedness Maturity Exclusion) (such amount, the “Pari Passu Maturity Exclusion”) of such Indebtedness may have final maturity date prior to the fifth anniversary of the Closing Date; provided further that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (b)), (c) subject to the Pari Passu Maturity Exclusion, such Indebtedness does not have scheduled amortization payments (excluding the final installment thereof) in excess of 5% per annum of the original aggregate outstanding principal amount of such Indebtedness (calculated on a Weighted Average Life to Maturity basis), provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (c)) and (d) such Indebtedness does not have financial maintenance covenants, negative covenants and/or default provisions that are, taken as a whole, materially more restrictive (but excluding any terms (x) that are added in the Loans for the benefit of the Lenders pursuant to an amendment hereto (with no consent of the Lenders being required) or (y) that are only applicable to periods after the final maturity date of the Revolving Loans) than those contained in this Agreement as determined by the Borrowers acting in good faith (as certified, in the case of this clause (d), by a Financial Officer pursuant to a certificate reasonably acceptable to the Administrative Agent, which certificate  shall be conclusive as to compliance with this clause (d)).

“Participant” has the meaning assigned to such term in Section 9.05.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participant Register” has the meaning assigned to such term in Section 9.05.

“Participating Member State” means any member state of the EMU which has the Euro as its lawful currency.

“Payment” has the meaning assigned to it in Section 8.10.

“Payment Notice” has the meaning assigned to it in Section 8.10.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Change in Control Transaction” means any Change in Control Transaction in which the following conditions are satisfied:

(a)the applicable Transferee has on the date of such Change in Control Transaction (or for any period beginning on or prior to such Change in Control Transaction and throughout which the Borrower’s corporate family rating is under publicly announced consideration for downgrade by Moody’s or S&P due to such Change in Control Transaction) either (i) an investment grade corporate family rating by Moody’s or S&P or (ii) a corporate family rating equal to or better than the Borrower’s rating with Moody’s or S&P on both the date of the first public announcement of such Change in Control Transaction and the date of consummation of such Change in Control Transaction;
(b)the applicable Transferee is not a Sanctioned Person;
(c)such Change in Control Transaction does not violate any Anti-Corruption Laws applicable to the applicable Transferee or Sanctions applicable to the applicable Transferee or to any party hereto; and
(d)each of the Administrative Agent and each Lender shall have received all documentation and other information reasonably requested by such Person in writing at least 10 Business Days prior to the consummation of such Change in Control Transaction  that such Person reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

“Permitted Encumbrances” means:

(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation (or pursuant to letters of credit issued in connection with such workers’ compensation compliance), unemployment insurance and other social security laws or regulations;
(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business;
(e)judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;
(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Restricted Subsidiary;
(g)Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof;

(h)Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of any Borrower or any Restricted Subsidiary, including rights of offset and setoff;
(i)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrowers or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(j)leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrowers or any Restricted Subsidiary;
(k)Liens arising from filing Uniform Commercial Code financing statements regarding leases;
(l)Liens securing Swap Obligations entered into for bona fide hedging purposes of any Borrower or any Restricted Subsidiary in the ordinary course of business not for the purpose of speculation;
(m)Liens in favor of any Borrower or any Restricted Subsidiary;
(n)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(o)Interests of vendors in inventory arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory; and
(p)Liens secured by property or assets with an aggregate value of up to the greater of (a) $150,000,000 or (b) 6.25% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 (such amount measured solely when incurred, created or assumed).

“Permitted Holders” means any one or more of (a) Qurate, (b) John C. Malone or Gregory B. Maffei (whether such persons are acting individually or in concert), (c) each of the respective Affiliated Persons of the Persons referred to in clause (b), (d)  any publicly traded Person in which any of the Persons referred to in clauses (b) and (c) (whether individually or together with the other Persons in clause (b) and (c)) is the largest beneficial owner of (x) the Equity Interests of such Person or (y) the aggregate voting power of all the outstanding classes or series of the Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, (e) any Person a majority of the aggregate voting power of all the outstanding classes or series of the Equity Interests of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b), (c) or (d) and (f) any group consisting solely of persons described in clauses (a) through (e).  For purposes of the definition of “Permitted Holders”, “Person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Permitted Jurisdiction” means any member country of The Organisation for Economic Co-operation and Development (OECD) (or any successor thereto), as such list of member counties may be updated from time to time, and any other country as may be reasonably approved by the Administrative Agent.

“person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Agreements” means the QVC ~~Parent Pledge Agreement, the Zulily~~ Parent Pledge Agreement, the Cornerstone Parent Pledge Agreement and any other pledge agreement entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document.   Notwithstanding anything herein to the contrary, in no event shall the Equity Interests of any New Borrower that is a subsidiary of another Borrower be required to be pledged to secure the Obligations.

“Pricing Grid” means:

Consolidated Leverage Ratio	Commitment Fee Rate	Applicable Rate for Term Benchmark and RFR Loans	Applicable Rate for ABR Loans
>3.25:1.00	0.30%	1.625%	0.625%
>2.50:1.00 and <3.25:1.00	0.25%	1.50%	0.50%
>1.75:1.00 and <2.50:1.00	0.20%	1.375%	0.375%
<1.75:1.00	0.15%	1.25%	0.25%

For the purposes of the Pricing Grid, changes in the Applicable Rate and Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 5.01 and shall remain in effect until the next change to be effected pursuant to this paragraph. Notwithstanding the foregoing, if any financial statements referred to above are not delivered within the time periods specified in Section 5.01, then, until the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.  Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.

“Prime Rate” means the per annum rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priority Indebtedness” means any Indebtedness (whether secured or unsecured) of any Restricted Subsidiary or  any Borrower.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of any Borrower or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of any Borrower or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that such Indebtedness is comprised of Capitalized Lease Obligations or (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by such Borrower or Restricted Subsidiary or such installation, construction or improvement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.22.

“Qualified Equity” means any Equity Interests of any Borrower other than Disqualified Equity.

“Qurate” means Qurate Retail, Inc., a Delaware corporation, and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets; and any subsequent successor (by merger, consolidation, transfer or otherwise) to all or substantially all of a successor’s assets, provided, that if a Transferee Parent becomes the beneficial owner of all or substantially all of the equity securities of QVC then beneficially owned by Qurate as to which Qurate has dispositive power, the term “Qurate” shall also mean such Transferee Parent and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets.  “Transferee Parent” for this purpose means, in the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of control) by Qurate of a Person or Persons (a “Transferred Person”) that hold equity securities of QVC beneficially owned by Qurate, such Transferred Person or its successor in such transaction or any ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, voting securities representing at least a majority of the voting power of the outstanding voting securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of Qurate, Persons who prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding voting securities of Qurate (or of any publicly traded class or series of voting securities of Qurate designed to track the economic performance of a specified group of assets or businesses) or Persons who are Control Persons as of the date of such transaction or the last transaction in such series.  “Control Person” for this purpose means each of (a) the Chairman of the Board of Qurate, (b) the President, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Chief Corporate Development Officer of Qurate, (c) any Senior Vice President of

Qurate, (d) each of the directors of Qurate and (e) the respective Affiliated Persons of the Persons referred to in clauses (a) through (d).

“QVC Parent” means Qurate Retail Group, Inc., a Delaware corporation.

“QVC Parent Pledge Agreement” means the Pledge Agreement by QVC Parent in favor of Collateral Agent, dated as of June 16, 2009, as amended and restated as of September 25, 2009, March 23, 2010, September 2, 2010, July 2, 2012, March 1, 2013, March 18, 2013, March 18, 2014, August 21, 2014, March 9, 2015, June 23, 2016, September 13, 2018, December 31, 2018, November 26, 2019, February 4, 2020, August 20, 2020 and the Closing Date.

“QVC Subsidiary Guarantee” means the Amended and Restated Subsidiary Guarantee by the Subsidiary Guarantors that are subsidiaries of QVC in favor of the Collateral Agent, dated as of September 2, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time).

“Reference Time” means, with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the ~~LIBO~~Term SOFR Rate, ~~11:00 a.m. (London~~5:00 a.m. (Chicago time) on the day that is two ~~London banking days~~U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (4) if the RFR for such Benchmark is SARON, then five Business Days prior to such setting, (5) if the RFR for such Benchmark is Daily Simple SOFR, then two RFR Business Days prior to such setting, (6) if such Benchmark is the TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting or (~~6~~7) if such Benchmark is none of the ~~LIBO~~Term SOFR Rate, Daily Simple SOFR, the EURIBOR Rate, the TIBOR Rate, SONIA or SARON, the time determined by the Administrative Agent in its reasonable discretion with the Borrowers.

“Refinancing Indebtedness” means Indebtedness of a Borrower and/or a Restricted Subsidiary incurred in exchange for, or the net proceeds of which are used to extend, redeem, renew, replace, defease, refund or refinance in whole or in part, any Indebtedness (including successive refinancing thereof) of any Borrower and/or any of its Restricted Subsidiaries (the “Refinanced Indebtedness”): provided that:

(a)the principal amount (or accreted value or fair value, if applicable) of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (including any existing revolving commitments unutilized thereof of the Refinanced Indebtedness) (or, if less, the portion of the principal amount (or accreted value or fair value, if applicable) required to be paid in connection with the refinancing) plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;
(b)the obligor of Refinancing Indebtedness does not include any Person (other than any Borrower or any of its Restricted Subsidiaries) that is not an obligor of the Loans;
(c)if the Refinanced Indebtedness was subordinated in right of payment to the Loans or either Subsidiary Guarantee, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans or such Subsidiary Guarantee, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(d)the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the last maturity date (or, in the case of junior lien, unsecured or subordinated Refinanced Indebtedness, ninety one (91) days after the last maturity date) applicable to the Loans at the time the Refinancing Indebtedness is incurred; provided that that up to the greater of (i) $500,000,000 and (i) 21% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 (as reduced by any outstanding (such amount measured solely when such Refinancing Indebtedness is incurred, created or assumed) (A) Pari Passu Indebtedness incurred under the Pari Passu Maturity Exclusion and (B) Incremental Term Facility incurred under the Incremental Term Maturity Exclusion) (such amount, the “Refinancing Indebtedness Maturity Exclusion”) of such Refinancing Indebtedness may have final maturity date prior to the fifth anniversary of the Closing Date; provided further such Refinancing Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (d));
(e)subject to the Refinancing Indebtedness Maturity Exclusion, the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred (provided that Refinancing Indebtedness in respect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sinking fund payments, serial maturity dates or other required payments of principal of up to 5% of the aggregate principal amount per annum (calculated on a Weighted Average Life to Maturity basis) of the original aggregate outstanding principal amount of such Refinanced Indebtedness (provided such 5% limit shall not apply to the final installment thereof)); provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (e)); and
(f)Refinancing Indebtedness shall only be permitted to be secured by any asset of the Borrower or its Subsidiaries if either (x) the Refinanced Indebtedness was secured (or would have been required to secure) by the same (or any subset of) assets of the Borrower or its Subsidiaries or (y) permitted by Section 6.02.

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the ~~LIBO~~Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Rate, ~~as applicable,~~ (iv) with respect to any RFR Borrowing ~~denominated in Sterling or Swiss Francs~~, the applicable Daily Simple RFR or (v) with respect to Canadian Dollars, the CDOR Screen Rate.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the ~~LIBO Screen~~Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, ~~as applicable, as applicable,~~ (iii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate~~, as applicable,~~ and (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Screen Rate~~, as applicable~~.

“Required Lenders” means, subject to Section 2.18(b), at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Incremental Term Loans then outstanding, if any, and (ii) the Revolving Commitments of all Revolving Lenders then in effect or, with respect to any Revolving Facility for which the Revolving Commitments have been terminated, the Outstanding Revolving Credit of all Lenders under the Revolving Facility.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means, with respect to a Borrower, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests.  The amount of any Restricted Payment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof as determined in good faith by the Borrowers.

“Restricted Subsidiary” means any subsidiary of a Borrower other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Commitment” means, as to any Revolving Lender, the obligation of such Lender to make Revolving Loans and purchase participation interests in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” or “Issuing Bank Commitment”, as applicable, opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms of this Agreement.  The aggregate Dollar Amount of all Revolving Commitments on the Closing Date is $3,250,000,000.

“Revolving Commitment Percentage” means, with respect to any Revolving Lender at any time, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the Revolving Commitments of all Revolving Lenders at such time.

“Revolving Commitment Period” means the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Facility” has the meaning assigned to such term in the definition of “Facility”.

“Revolving Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December during the Revolving Commitment Period and (b) the last day of the Revolving Commitment Period.

“Revolving Lenders” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning assigned to such term in Section 2.01(a).

“Revolving Termination Date” means the fifth anniversary of the Closing Date, or if such day is not a Business Day, the immediately preceding Business Day.

“RFR” means for any RFR Loan denominated in (a) Sterling, SONIA ~~and~~, (b) Swiss Francs, SARON and (c) Dollars, Daily Simple SOFR.

“RFR Administrator” means the SONIA Administrator ~~or~~, the SARON Administrator or the SOFR Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London ~~and~~, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich and (c) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SARON” means with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SOFR” means~~, with respect to any Business Day,~~  a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on~~

~~the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.~~.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Transition and Other Agreements” means that certain SOFR Transition and Other Agreements, dated as of June 20, 2023, by and among the Borrowers, the other Loan Parties party thereto and the Administrative Agent.

“SOFR Transition Effective Date” has the meaning assigned to such term in the SOFR Transition and Other Agreements.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Cash Management Services Agreement” means any Cash Management Services Agreement entered into by a Borrower or any of its subsidiaries and any Person that is a Lender or an Affiliate of a Lender at the time such Cash Management Services Agreement is entered into.

“Specified Equity Contribution” means (x) any cash contribution to the Qualified Equity of any Borrower and/or any purchase of or investment in the Qualified Equity of any Borrower by any holder of Equity Interests of such Borrower or any direct or indirect parent of such Borrower, as evidenced by a certificate of a Financial Officer delivered to the Administrative Agent and/or (y) any cash received by any Borrower from the issuance of subordinated indebtedness by such Borrower whose terms are reasonably acceptable to the Administrative Agent, as identified by a certificate of a Financial Officer delivered to the Administrative Agent.

“Specified Swap Agreement” means any Swap Agreement listed on Schedule 1.01C and any other Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by a Borrower or any Subsidiary Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC and any successor to its rating agency business.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Stock Compensation Plans” means compensation plans in connection with which a Borrower or any of its Restricted Subsidiaries make payments to Qurate or any of its Affiliates in consideration for securities of Qurate issued to employees of a Borrower or any of its Restricted Subsidiaries.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantees” means the QVC ~~Subsidiary Guarantee, the Zulily~~ Subsidiary Guarantee, the Cornerstone Subsidiary Guarantee and any other guarantee agreement entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document

“Subsidiary Guarantor” means (i) each subsidiary that is a party to a Subsidiary Guarantee on the Closing Date and (ii) each other subsidiary that becomes a Subsidiary Guarantor after the Closing Date pursuant to the terms of this Agreement.

“Supported QFC” has the meaning assigned to it in Section 9.22.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Borrower or its Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section la(47) of the Commodity Exchange Act.

“Swiss Franc” means the lawful currency of Switzerland.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Liability Allocation and Indemnification Agreement” means that certain Tax Liability Allocation and Indemnification Agreement entered into as of April 26, 2004 by and between Liberty Interactive LLC (f/k/a Liberty Media Corporation) and QVC, as amended, modified or replaced from time to time.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate or the Adjusted TIBOR Rate.

“Term Benchmark Loans” Loans the rate of interest applicable to which is based upon the Term Benchmark.

“Term Benchmark Tranche” means the collective reference to Term Benchmark Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term SOFR~~” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~ Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“TIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the TIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the TIBOR Screen Rate for the longest period (for which the TIBOR Screen Rate is available for Yen) that is shorter than the Impacted TIBOR Rate Interest Period; and (b) the TIBOR Screen Rate for the shortest period (for which the TIBOR Screen Rate is available for Yen) that exceeds the Impacted TIBOR Rate Interest Period, in each case, at such time; provided that, if any TIBOR Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate at approximately 11:00 a.m., Japan time, two

Business Days prior to the commencement of such Interest Period; provided that, if the TIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted TIBOR Rate Interest Period”) with respect to Yen then the TIBOR Rate shall be the TIBOR Interpolated Rate.

“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.  If the TIBOR Screen Rate shall be less than 0.00%, the TIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Total Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the execution, delivery and performance by the Credit Parties of the other Loan Documents, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferee” has the meaning assigned to such term in the definition of “Change in Control Transaction”.

“Transferee Parent” has the meaning assigned to such term in the definition of “Qurate”.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate, the Adjusted TIBOR Rate, the Alternate Base Rate or the Daily Simple RFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Subsidiary” with respect to a Borrower, means (a) any subsidiary of such Borrower listed on Schedule 1.01B, (b) any subsidiary of such Borrower that is designated as an

Unrestricted Subsidiary by such Borrower after the Closing Date in a written notice to the Administrative Agent and (c) any subsidiary of any subsidiary described in clause (a) or (b) above, provided, that, in each case, (i) all Investments in such Unrestricted Subsidiary at the time of designation are permitted in accordance with the relevant requirements of Section 6.11 (it being understood that, if a subsidiary is designated as an Unrestricted Subsidiary after the Closing Date, the aggregates fair market value of all outstanding Investments then owned by a Borrower and any Restricted Subsidiary in the subsidiary so designated shall be deemed to be an Investment made as of the time of such designation), (ii) at the time of designation, no such subsidiary shall own any Equity Interests of, or own or hold any Lien on any property of, such Borrower or any of its Restricted Subsidiaries; and (iii) at the time of such designation, no Event of Default shall have occurred and be continuing or would result therefrom.  It is understood that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to such Borrower and will not be subject to any of the representation and warranties, affirmative or negative covenants or Event of Default provisions of this Agreement or the Loan Documents.

If a Borrower has designated a subsidiary as an Unrestricted Subsidiary, such Borrower may revoke such designation pursuant to a written notice to the Administrative Agent so long as, after giving pro forma effect to such revocation (x) no Event of Default shall be in existence and (y) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Agreement.      Any revocation described in the preceding sentences is referred to herein as a “Revocation”.  Upon any Revocation, such Unrestricted Subsidiary shall constitute a Restricted Subsidiary for all purposes of this Agreement and such Borrower shall comply with Section 5.09 if such Subsidiary is a Material Domestic Subsidiary.   In addition, the designation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date shall constitute a return on any Investment by the applicable Loan Party (or its relevant subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s (or its relevant subsidiaries’) Investment in such subsidiary.

“U.S. Person” means “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(B)(3).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “v” mean the lawful currency of Japan.

~~“Zulily Subsidiary Guarantee” means a Subsidiary Guarantee by the Subsidiary Guarantors that are subsidiaries of Zulily in favor of the Collateral Agent, substantially in the form of Exhibit H.~~

~~“Zulily Parent” means Qurate Retail, Inc., a Delaware corporation.~~

~~“Zulily Parent Pledge Agreement” means the Pledge Agreement by Zulily Parent in favor of Collateral Agent, dated as of June 23, 2016, as amended and restated as of December 31, 2018 and the Closing Date.~~

SECTION 1.02.Classification of Loans and Borrowings

.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or “RFR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Benchmark Revolving Borrowing” or “RFR Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or “RFR Borrowing”) or by Class and Type (e.g.. a “Term Benchmark Revolving Borrowing” or “RFR Revolving Borrowing”).

SECTION 1.03.Certain Calculations

.  Notwithstanding anything in this Agreement or any Loan Document to the contrary, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Consolidated Secured Leverage Ratio or the Consolidated Leverage Ratio) (any such amounts, the “Fixed Amounts”), substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that any Fixed Amount (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence.

For purposes of determining compliance at any time with Article VI, in the event that any Indebtedness, Lien, Disposition, Restricted Payment or Investment, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.04, 6.05, or 6.11, the applicable Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any category. It is understood and agreed that any Indebtedness, Lien, Disposition, Restricted Payment or Investment need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Disposition, Restricted Payment or Investment,  under Sections 6.01, 6.02, 6.04, 6.05 or 6.11, respectively, but may instead be permitted in part under any combination thereof. For the avoidance of doubt, a transaction or item that is permitted by one category of permitted Indebtedness, Lien, Disposition, Restricted Payment or Investment under Section 6.01, 6.02, 6.04, 6.05 or 6.11, respectively, shall not be counted against any other category of permitted Indebtedness, Lien, Disposition, Restricted Payment, or Investment under Section 6.01, 6.02, 6.04, 6.05 or 6.11, respectively (i.e., each category shall be independent of each other category).

Subject to Section 1.10 hereof, the baskets set forth in Article VI of this Agreement (including any related definition) shall only be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets and, for the avoidance of doubt, if any of such baskets (including any related definition) would subsequently be exceeded (including as a result of fluctuations to Consolidated EBITDA after the last time such baskets were calculated) for any purpose under Article VI, such baskets will not be deemed to have been exceeded (i.e., incurrence based negative covenants). If any Indebtedness or Liens securing Indebtedness are incurred to refinance any existing Indebtedness or Liens securing Indebtedness, in each case, initially incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the Consolidated EBITDA at the time of incurrence of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness or such Indebtedness secured by such Liens, as applicable, does not exceed the principal amount (or accreted value or fair value, if applicable) of the relevant existing Indebtedness or Indebtedness secured by such Liens, as applicable, being refinanced, plus Indebtedness incurred to pay premiums, defeasance costs and fees and expenses in connection.

In connection with the incurrence of revolving loan Indebtedness or any commitment or other transaction relating to the incurrence or issuance of Indebtedness or the granting of any Lien to secure such Indebtedness, any Borrower or Restricted Subsidiary may designate such incurrence and the granting of any Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment or intention to consummate such transaction (such date, the “Deemed Date”), and any related subsequent actual incurrence and granting of such Lien therefor will be deemed for all purposes under this Agreement to have been incurred and granted on such Deemed Date.

All usages of fixed dollar baskets under this Agreement (including baskets measured as a percentage of Consolidated EBTIDA) prior to the Closing Date shall be disregarded as of the Closing Date.

SECTION 1.04.Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The foregoing standards shall also apply to the other Loan Documents.

SECTION 1.05.Accounting Terms; GAAP

.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, unless the Borrowers’ elect otherwise, for purposes of any determinations associated with leases, including, without limitation, determinations of whether such leases are capital leases, whether obligations under such leases are Capital Lease Obligations, the amount of any Capital Lease Obligations associated with such leases, and the amount of operating expenses associated with such leases, Consolidated EBITDA, Indebtedness, the Consolidated Leverage Ratio and the Consolidated Secured Leverage Ratio shall be determined based on generally accepted accounting principles in the United States of America in effect on December 31, 2018 as applicable to the Borrowers; provided further that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.06.Change of Currency

.  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify after consultation with the Borrowers to be appropriate to the extent necessary to reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.07.Exchange Rates; Currency Equivalents

. (a) The maximum amount of Indebtedness and other threshold amounts that a Borrower and its Restricted Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness and other threshold amounts solely as a result of fluctuations in the exchange rate of currencies. The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 1.08.Interest Rates; ~~LIBOR~~Benchmark Notification

.  The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  ~~Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change.  The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: i) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored.  There is no assurance that dates announced by the FCA will not change or that the administrator  of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published.  Each party to this agreement should consult its own advisors to stay informed of any such developments.  Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR.~~  Upon the occurrence of a Benchmark Transition Event~~, an Early Opt-in Election or an Other Benchmark Rate Election~~, Section 2.11(b) provides a mechanism for determining an alternative rate of interest.  The ~~Administrative Agent will promptly notify the Borrower, pursuant to Section 2.11(e), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based.  However, the~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~the Daily Simple RFR, LIBOR, “LIBO Rate”, “EURIBOR Rate”, “CDOR Screen Rate”, or “TIBOR Rate”, as applicable~~any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof ~~(including, without limitation, (1) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b) whether upon the occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (2) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(d))~~, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~Daily Simple RFR, the LIBO Rate, the EURIBOR Rate, CDOR Screen Rate or the TIBOR Rate, as applicable,~~existing interest rate being replaced or have the same volume or liquidity as did ~~the London interbank offered rate (or the euro interbank offered rate or the Tokyo interbank offered rate, as applicable)~~any existing interest rate prior to its discontinuance or unavailability.  The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any ~~Daily Simple RFR,~~ interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any ~~RFR, Daily Simple RFR or Term Benchmark Rate~~interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.09.Divisions

.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interest at such time.

SECTION 1.10.Limited Condition Transactions

In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Indebtedness in connection therewith), for purposes of:

(a)determining compliance with any provision of the Loan Documents (other than Section 6.10 hereof) that requires the calculation of any financial ratio (including the Consolidated Secured Leverage Ratio and Consolidated Leverage Ratio);
(c)determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or
(d)testing availability under baskets set forth in the Loan Documents (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Borrowers (the Borrowers’ election, in writing to the Administrative Agent, to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into or the date of delivery of the relevant notices, if any (the “LCA Test Date”), and if, on after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 ending prior to the LCA Test Date, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrowers have made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrowers or any Restricted Subsidiary or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided, however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized.

If the Borrowers have made an LCA Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated; provided that if such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any action taken where compliance of such ratios or baskets was determined or tested assuming such Limited Condition Transaction and other transaction in connection therewith have been consummated will not be deemed to have been exceeded as a result of failure to consummate such Limited Condition Transaction and other transactions in connection therewith.

.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then existing Loans with Incremental Term Loans, Incremental Revolving Commitments, Refinancing Term Loans, Replacement Revolving Loans, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

ARTICLE II
The Credits
SECTION 2.01.Revolving Commitments.
(a)Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, each Revolving Lender severally agrees to make to any Borrower revolving credit loans denominated in Dollars or an Alternative Currency (“Revolving Loans”) in an aggregate principal amount that will not result at the time of such Borrowing in (i) the Dollar Amount of such Lender’s Outstanding Revolving Credit exceeding such Lender’s Revolving Commitment or (ii) the Dollar Amount of Revolving Loans in Alternative Currencies exceeding the Alternative Currency Revolving Sublimit.  During the Revolving Commitment Period any Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans, in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Term Benchmark Loans, RFR Loans or, in the case of Revolving Loans in Dollars, ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.03 and 2.05.
(b)Each Revolving Loan under the Revolving Facility shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders thereunder ratably in accordance with their respective Revolving Commitments under the Revolving Facility.  The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.
(c)At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency).  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments under the Revolving Facility.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Term Benchmark Revolving Borrowings.

SECTION 2.02.Incremental Revolving Commitments and Incremental Term Loans
(a)Any Loan Party (or Loan Parties) and one or more Lenders (including New Lenders reasonably acceptable to the Administrative Agent) may from time to time agree that such Lenders shall incur Incremental Revolving Commitments with respect to the Revolving Facility (“Incremental Revolving Commitments”), by executing and delivering to the Administrative Agent an Incremental Revolving Commitment Activation Notice specifying (i) the amount of the Incremental Revolving Commitments and (ii) the applicable Incremental Revolving Commitment Closing Date.  Notwithstanding the foregoing, (1) (A) the aggregate amount of Incremental Revolving Commitments shall not exceed the Incremental Amount, (B) no Incremental Revolving Commitments may be incurred if an Event of Default would be in existence immediately before or after giving pro forma effect thereto and to any concurrent transactions and any substantially concurrent use of the proceeds thereof; provided, that in the event that Incremental Revolving Commitments will be used to finance a Limited Condition Transaction, (x) the foregoing clause (B) may be tested in accordance with Section 1.10 hereof and (y) no Event of Default shall exist under (a) or (b) of Article VII or, with respect to the Borrowers only, under Sections (h) or (i) of Article VII at the time such Incremental Revolving Commitments are borrowed, (C) the representations and warranties set forth in Article III shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Incremental Revolving Commitments; provided that in the event that Incremental Revolving Commitments will be used to finance a Limited Condition Transaction, the foregoing clause (C) may be tested in accordance with Section 1.10 hereof and (ii) as of the date of the Borrowing of under such Incremental Revolving Commitment, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Administrative Agent and the Lenders providing such Incremental Revolving Commitment) shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and after giving effect to, the borrowing under such Incremental Revolving Commitment and (D) unless otherwise agreed by the Administrative Agent, Incremental Revolving Commitment effected pursuant to this paragraph shall be in a minimum amount of at least $100,000,000. No existing Lender shall have any obligation to incur any Incremental Revolving Commitments unless it agrees to do so in its sole discretion.
(b)Any Loan Party (or Loan Parties) and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make Incremental Term Loans by executing and delivering to the Administrative Agent an Incremental Term Facility Activation Notice specifying (i) the amount of such Incremental Term Loans, (ii) the applicable Incremental Term Facility Closing Date, (iii) the applicable Incremental Term Maturity Date, (iv) subject to the Incremental Term Maturity Exclusion, the amortization schedule for such Incremental Term Loans, which cannot have scheduled amortization payments (excluding the final installment thereof) in excess of 5% per annum of the original aggregate outstanding principal amount of such Incremental Term Loans (calculated on a Weighted Average Life to Maturity basis); provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (iv)). (v) the Applicable Rate for such Incremental Term Loans, (vi) the proposed original issue discount applicable to such Incremental Term Loans, if any, (vii) if applicable, the manner in which prepayments of such Incremental Term Loans shall be applied to the installments thereof, and (viii) any other terms (including mandatory prepayment provisions, if any, and the applicable obligors (which shall be limited to Loan Parties)) applicable to such Incremental Term Loans acceptable to the Borrowers that are consistent with the terms of this Section 2.02(b).  Notwithstanding the foregoing, (1) (A) the aggregate amount of Incremental Term Loans shall not exceed the Incremental Amount, (B) no Incremental Term Loans may be incurred if an Event of Default would be in existence immediately before or after giving pro forma effect thereto and to any concurrent transactions and any substantially concurrent use of the proceeds thereof; provided, that in the event that Incremental Term Loans will be used to finance a Limited Condition Transaction, (x) the foregoing clause (B) may be tested in accordance with Section 1.10 hereof and (y) no Event of Default shall exist under Section (a) or (b) of Article VII or, with respect to the Borrowers only, under Sections (h) or (i) of Article VII at the time such Incremental Term Loans are incurred, (C) the covenants and events of default applicable to any Incremental Term Loan shall not be, taken as a whole, materially more restrictive (but excluding any terms (x) that are added in the Loans for the benefit of the Lenders pursuant to an amendment hereto (with no consent of the Lenders being required) or (y) that are only applicable to periods after the final maturity date of the Revolving Loans) than those contained in this Agreement as determined by the Borrowers acting in good faith (as certified, in the case of this clause (C), by a Financial Officer pursuant to a certificate reasonably acceptable to the Administrative Agent, which certificate  shall be conclusive as to compliance with this clause (C)), (D) the representations and warranties set forth in Article III shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans; provided that in the event that Incremental Term Loans will be used to finance a Limited Condition Transaction, the foregoing clause (D) may be tested in accordance with Section 1.10 hereof and (ii) as of the date of the Borrowing of under such Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Administrative Agent and the Lenders providing such Incremental Term Loans) shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans and (E) unless otherwise agreed by the Administrative Agent, Incremental Term Loans effected pursuant to this paragraph shall be in a minimum amount of at least $100,000,000.  No existing Lender shall have any obligation to make any Incremental Term Loans unless it agrees to do so in its sole discretion.
(c)Any additional bank, financial institution or other entity which, with the consent of the Borrower, elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.02(a) or 2.02(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”)  substantially in the form of Exhibit F-1, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement and the other Loan Documents.
(d)With respect to Incremental Revolving Commitments, each Lender that is acquiring an Incremental Revolving Commitment for the Revolving Facility on an Incremental Revolving Commitment Closing Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the Revolving Lenders in the Revolving Facility (other than such Lender and the other Lenders acquiring an Incremental Revolving Commitment) outstanding immediately prior to such Incremental Revolving Commitment Closing Date, so that, after giving effect thereto, each Revolving Lender in the Revolving Facility (including each Lender that is acquiring an Incremental Revolving Commitment) holds its Revolving Commitment Percentage of the Revolving Loans outstanding under the Revolving Facility after giving effect to such Incremental Revolving Commitment on such Incremental Revolving Commitment Closing Date.  If there is a new Revolving Borrowing under the Revolving Facility on such Incremental Revolving Commitment Closing Date, the Revolving Lenders in the Revolving Facility after giving effect to such Incremental Revolving Commitments shall make such Revolving Loans in accordance with Section 2.01.
SECTION 2.03.Procedure for Revolving Loan Borrowing
(a)To request a Revolving Borrowing on any Business Day, any Borrower shall notify the Administrative Agent of such request by telephone (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time) (x) not less than three U.S. Government Securities Business Days prior to the requested

Borrowing Date, in the case of Term Benchmark Loans; provided that, with respect to a Revolving Borrowing of Term Benchmark Loans to occur on the Closing Date, such request shall be made not less than one Business Day prior to the Closing Date, (y) in the case of an RFR Borrowing ~~denominated~~, (i) in Sterling or Swiss Francs, not later than 11:00 a.m., New York City time, five Business Days before the date of the proposed Borrowing or (ii) in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (z) on the requested Borrowing Date, in the case of ABR Loans).  Each such telephonic and written borrowing request shall specify the Borrower, amount, Facility, currency and Type of Borrowing to be borrowed, the requested Borrowing Date and the account of the applicable Borrower to be credited and, in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan (and the respective lengths of the initial Interest Period therefor).  Upon receipt of such notice, the Administrative Agent shall promptly notify each relevant Revolving Lender thereof For the avoidance of doubt, all Revolving Loans made in Alternative Currencies shall be Term Benchmark Loans.
(b)If no election as to the Type of Revolving Borrowing is specified for a Revolving Borrowing in Dollars, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If no currency is specified, the requested Borrowing shall be in Dollars.  In making any determination of the Dollar Amount for purposes of calculating the amount of Revolving Loans to be borrowed from the respective Lenders on any date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the applicable Borrower delivers a borrowing request for such Revolving Loans pursuant to the provisions of Section 2.03(a).
SECTION 2.04.Funding of Borrowings
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, in the case of any Loan denominated in Dollars, and by the Applicable Time specified by the Administrative Agent, in the case of any Loan denominated in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the account specified in the borrowing request.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation in the relevant currency or (ii) in the case of the applicable Borrower, the interest rate applicable to such Loans in the case of a Loan in Dollars or the applicable Term Benchmark Rate in the case of a Loan in an Alternative Currency.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.05.Interest Elections
(a)Each Borrowing denominated in Dollars initially shall be of the Type specified in the applicable borrowing request, and each Term Benchmark Borrowing in Dollars or an Alternative Currency shall have an initial Interest Period as specified in such borrowing request.  Thereafter, the applicable Borrower may elect to convert any Borrowing denominated in Dollars of any Class to a different Type or to continue such Borrowing as the same Type and may elect successive Interest Periods for any Term Benchmark Borrowing in Dollars or an Alternative Currency, all as provided in this Section.  The applicable Borrower may elect different Types or Interest Periods, as applicable, with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans comprising the relevant portion of such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a request for a Revolving Borrowing would be required under Section 2.03, if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing.
(c)Each telephonic and written Interest Election Request shall specify (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (iii) in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing, and (iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.  If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If a Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as such for an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing in Dollars may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Term Benchmark Borrowing in an Alternative Currency shall be continued as such for an Interest Period of not more than one month.

SECTION 2.06.Termination and Reduction of Commitments

.  The Borrowers shall, acting together, have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate, or, from time to time, reduce the aggregate amount of the Revolving Commitments; provided that no such termination or reduction of such applicable Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the applicable Revolving Loans made on the effective date thereof, the Outstanding Revolving Credits with respect to the Revolving Facility being terminated or reduced would exceed the Revolving Commitments with respect thereto.  Any such reduction shall be in an amount equal to an integral multiple of $1,000,000 and not less than $1,000,000 and shall reduce permanently the Revolving Commitments then in effect.  A notice of reduction or termination may state that such notice is conditioned upon the occurrence of any event specified therein, in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

SECTION 2.07.Repayment of Loans; Evidence of Debt
(a)The Incremental Term Loans of each Incremental Term Lender shall mature in one or more installments as specified in the Incremental Term Facility Activation Notice pursuant to which such Incremental Term Loans were made.
(b)The Borrowers shall repay the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date.  The Borrowers shall be jointly and severally liable for all obligations in respect of the Revolving Facility.
(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each relevant Lender’s share thereof.  The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.08.Prepayments
(a)Any Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time), not less than three Business Days prior thereto, in the case of Term Benchmark Loans, or five Business Days prior, in the case of RFR Revolving Borrowings, and no later than 12:00 noon, New York City time, on the date of such notice, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and the Loans to be prepaid (including the Type of Borrowing to be repaid, the Facility to be repaid and the Borrower of the Loan to be repaid); provided that, if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.13.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the occurrence of any event specified therein, in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Partial prepayments of Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency) and not less than $1,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency).
(b)If at any time for any reason the sum of the Dollar Amount of Outstanding Revolving Credit exceeds the Revolving Commitments of all Revolving Lenders, the Borrowers shall, upon learning thereof, or upon the request of the Administrative Agent, immediately prepay Revolving Loans in an aggregate principal amount at least equal to the amount of such excess; provided that solely with respect to any excess described in the foregoing clause resulting from currency exchange rate fluctuations, this Section 2.08(b) shall not apply unless, on the last day of any fiscal quarter of the Borrowers, the Dollar Amount of Outstanding Revolving Credit exceeds the Revolving Commitments of all Revolving Lenders by more than 2.5% as a result of such fluctuations.
SECTION 2.09.Fees
(a)The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee in Dollars for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the average daily Dollar Amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Revolving Fee Payment Date, commencing on the first such date to occur after the Closing Date.
(b)The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily Dollar Amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee to be agreed, which shall accrue at the rate that shall not exceed 0.125% per annum on the average daily amount of the LC Exposure of the Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as the fees agreed by the Issuing Bank and the applicable Borrower with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees will be payable quarterly in arrears on each Revolving Fee Payment Date, commencing on the first such date to occur after the Closing Date; provided that any such fees accruing after the date on which the applicable Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 365/366 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
(d)All fees payable hereunder shall be paid on the dates due, in Dollars in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the applicable Revolving Lenders.  Fees paid shall not be refundable under any circumstances.  All per annum fees shall be computed on the basis of a year of 365/366 days for actual days elapsed.
SECTION 2.10.Interest
(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)(i) The Loans comprising each Term Benchmark Borrowing in any currency shall bear interest at the Adjusted ~~LIBO~~Term SOFR Rate, Adjusted EURIBOR Rate, the Adjusted CDOR Rate or the Adjusted TIBOR Rate, as applicable, for such currency for the Interest Period in effect for such Borrowing plus the Applicable Rate and (ii) each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Rate.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans under the Facility as provided in paragraph (a) of this Section (in the case of such other amount in Dollars) or 2% plus the daily weighted average rate of all Loans under the Facility in the relevant Alternative Currency (in the case of any such other amount in such Alternative Currency).
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in addition, in the case of Revolving Loans, upon termination of the applicable Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and no additional interest shall be payable for the period of such extension.
(e)Interest computed by reference to the ~~LIBO~~Term SOFR Rate, the EURIBOR Rate, Daily Simple RFR with respect to Swiss Francs and Dollars, and the Alternate Base Rate (except as set forth below) hereunder shall be computed on the basis of a year of 360 days.  Interest computed by reference to the Daily Simple RFR with respect to Sterling, the TIBOR Rate, the Adjusted CDOR Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).  In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.  The applicable Alternate Base Rate, ~~LIBO~~Term SOFR Rate, Adjusted

~~LIBO~~Term SOFR Rate, Adjusted EURIBOR Rate, CDOR Screen Rate, Adjusted CDOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.11.Alternative Rate of Interest
(a). (a) Subject to clauses (b), (c), (d), (e)~~,~~ and (f) ~~and (g)~~ of this Section 2.11, if:

(i)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted ~~LIBO~~Term SOFR Rate, the ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the CDOR Screen Rate, the Adjusted CDOR Rate, the EURIBOR Rate or the Adjusted TIBOR Rate or the TIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted ~~LIBO~~Term SOFR Rate, the ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the CDOR Screen Rate, the Adjusted CDOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate or the TIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist~~, (A)~~ with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any ~~such affected~~Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR for Dollar Borrowings also is the subject of Section 2.11(a)(i) or (ii) above and (B) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any ~~such affected~~ Revolving Borrowing as, a Term Benchmark Borrowing ~~shall be ineffective, (B) if~~and any Borrowing Request ~~requests an affected Term Benchmark Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (C) if any Borrowing Request requests an affected~~that requests a Term Benchmark Borrowing or an ~~affected~~ RFR Borrowing, in each case, for the relevant ~~rate above in an Alternative Currency, then such request shall be~~Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.  Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, ~~(i) if such Term Benchmark Loan is~~with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, ~~then~~(1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day), such Loan shall~~, be converted by the Administrative Agent to, and shall constitute, ~~an ABR Loan~~(x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple SOFR for Dollar Borrowings is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR for Dollar Borrowings also is the subject of Section 2.11(a)(i) or (ii) above, on such day, (~~ii~~B) if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate (the Canadian Prime Rate for Canadian Dollars) for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or the Canadian Prime Rate, as applicable) for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Borrowers’ election prior to such day: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time  or (iii) if such RFR Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency other than Dollars, at the Borrowers’ election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.11), if a Benchmark Transition Event~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~  and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1~~) or (2~~) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

~~(c) [Reserved].~~

(c)~~(d) Notwithstanding anything to the contrary herein or in any other Loan Document,~~In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)~~(e)~~ The Administrative Agent will promptly notify the Borrowers and the Lenders of ~~(i)~~  any occurrence of a Benchmark Transition Event, ~~an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, (ii)~~  the implementation of any Benchmark Replacement, ~~(iii)~~  the effectiveness of any Benchmark Replacement Conforming Changes, ~~(iv)~~  the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and ~~(v)~~  the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole  discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.
(e)~~(f)~~ Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), ~~(i)~~    if the then-current Benchmark is a term rate (including the Term SOFR Rate, ~~LIBO Rate,~~ EURIBOR Rate, CDOR Screen Rate or TIBOR Rate) and either ~~(a)~~  any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or ~~(b)~~  the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative at of such date, then the Administrative Agent may modify (in consultation with the Borrowers) the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and ~~(ii)~~  if a tenor that was removed pursuant to clause (i) above either ~~(a)~~  is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or ~~(b)~~  is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent shall modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)~~(g)~~ Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period for such Relevant Rate and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) any such Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ~~ABR Loans~~(A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple SOFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR for Dollar Borrowings is the subject of a Benchmark Transition Event and (2) any Borrowing Request that requests an RFR Borrowing that is subject to a Benchmark Unavailability Period shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing or (y) any such Term Benchmark Borrowing or such RFR Borrowing denominated in an Alternative Currency shall be ineffective.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the affected component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of

ABR.  Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.11, (~~i~~A) ~~if such~~for Loans denominated in Dollars (1) any Term Benchmark Loan ~~is denominated in Dollars, then~~shall on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day), such Loan shall~~ be converted by the Administrative Agent to, and shall constitute, ~~an ABR Loan~~(x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple SOFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such ~~day,~~and (~~ii~~B) if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate (the Canadian Prime Rate for Canadian Dollars) for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or Canadian Prime Rate, as applicable) for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) if such RFR Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.
SECTION 2.12.Increased Costs
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including any reserve for eurocurrency funding that may be established or reestablished under Regulation D of the Board);
(ii)impose on any Lender or the London interbank market any other condition
(other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender; or
(iii)subject any Lender to any Tax (except for Excluded Taxes or Indemnified Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder

(whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with any Requirement of Law, or pursuant to any request, rule, guideline or directive to comply with, any Requirement of Law unless such Lender is imposing such charges on or requesting such compensation from other borrowers in the U.S. sub-investment grade loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.12(a).

(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with any Requirement of Law, or pursuant to any request, rule, guideline or directive to comply with, any Requirement of Law unless such Lender is imposing such charges on or requesting such compensation from other borrowers in the U.S. sub-investment grade loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.12(b).
(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (and setting forth in reasonable detail the basis for such amount) shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.13.Break Funding Payments

.  With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate or the Adjusted TIBOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable Agreed Currency of a comparable amount and period from other banks in the applicable offshore interbank market for such Agreed Currency, whether or not such Term Benchmark Loan was in fact so funded (but not less than the available Benchmark Rate quoted for the interest period equal to the period from the date of such event to the last day of the then current interest period, or if there is no such interest period, the lower of the Benchmark Rates quoted for the closest interest periods that are longer and shorter than such period).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.14.Taxes
(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14(a)), the Administrative Agent or applicable Lender, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)In addition, the applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for Other Taxes.
(c)The applicable Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability (and setting forth in reasonable detail the basis for such payment or liability) delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes by a Borrower to a Governmental Authority pursuant to this Section 2.14, such Borrower shall deliver to the Administrative Agent a copy, or if reasonably available to such Borrower a certified copy, of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c)(ii) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)~~(i)~~    Any Lender (which, solely for purposes of this Section 2.14(f), shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding with respect to any payments under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)~~(ii)~~ Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any such Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any such Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS W-8BEN-E (or, in each case, any successor form), as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI (or any successor form);
(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower (or if such Borrower is a disregarded entity for U.S. federal income tax purposes, such Borrower’s regarded owner) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, any successor form), as applicable; or
(4)to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner (or, in each case, any successor form), as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit any such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendment made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Borrowers and the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(g)If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or Lender be required to pay any amount to such Loan Party pursuant to this paragraph (g) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to such Loan Party or any other Person.
(h)For purposes of this Section, the term “applicable law” includes FATCA and the term “Lender” includes the Issuing Bank.
(i)Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.15.Pro Rata Treatment and Payments
(a)Each borrowing of Revolving Loans by a Borrower and any reduction of the Revolving Commitments shall be made pro rata among the Revolving Lenders according to their respective Revolving Commitments.  Each payment by a Borrower on account of any commitment fee or any letter of credit fee owing with respect the Revolving Facility shall be paid ratably to the Revolving Lenders.

(b)Each prepayment by a Borrower on account of principal of a Revolving Loan shall be made pro rata according to the respective outstanding principal amounts of such Revolving Loan then held by the Revolving Lenders.  All repayments of principal of a Revolving Loan at stated maturity or upon acceleration shall be allocated pro rata according to the respective outstanding principal amounts of the matured or accelerated Revolving Loans then held by the Revolving Lenders.  All payments of interest in respect of a Revolving Loan shall be allocated pro rata according to the outstanding interest payable on such Revolving Loan then owed to the Revolving Lenders.  Notwithstanding the foregoing, (A) any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise but excluding any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16 and Section 9.05) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated interest-bearing account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Issuing Bank hereunder (including amounts owed under Section 2.09(b) or 9.04(c)), (2) second, to the funding of any Revolving Loan or LC Disbursement required by this Agreement, as determined by the Administrative Agent, (3) third, if so determined by the Administrative Agent and the Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (4) fourth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (5) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (B) if such payment is a prepayment of the principal amount of Revolving Loans, such payment shall be applied solely to prepay the Revolving Loans held by all non-Defaulting Lenders pro rata (based on the amounts owing to each) prior to being applied to the prepayment of any Revolving Loan held by any Defaulting Lender.
(c)All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 p.m., New York City time (or as specified in the next sentence in the case of Revolving Loans in an Alternative Currency), on the date when due.  Except as otherwise expressly provided herein, all payments by a Borrower hereunder with respect to principal and interest on Revolving Loans in an Alternative Currency shall be made on the dates specified herein for the pro rata account of the relevant Lenders to which such payment is owed, in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent to the applicable Borrower by the same time at least one Business Day prior to the date when due.  All payments received by the Administrative Agent (i) after 3:00 p.m., New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin Street, Houston, Texas except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.04 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal, interest thereon shall be payable at the then applicable rate during such extension.
(d)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the rights of the Administrative Agent to hold and apply amounts to be paid to a Defaulting Lender in accordance with Section 2.15(b)) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.  To the extent necessary, the Administrative Agent shall enter into foreign currency exchange transactions on customary terms to effect any such ratable payment and the payments made by the Administrative Agent following such transactions shall be deemed to be payments made by or on behalf of the applicable Borrower hereunder.
(e)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a particular Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of a particular Class and accrued interest thereon than the proportion received by any other Lender that has made Loans of a particular Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans made by other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of a particular Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.
SECTION 2.16.Mitigation Obligations; Replacement of Lenders
(a)If any Lender requests compensation under Section 2.12, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.12, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank) to the extent required by Section 9.05, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

(c)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all Lenders or all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Revolving Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all amounts owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.05; provided that such Non-Consenting Lender need not be party to the Assignment and Assumption in order for such assignment to be effective.
SECTION 2.17.Letters of Credit
(a)General.  Subject to the terms and conditions set forth herein, each Borrower may request that standby or trade letters of credit be issued under the Revolving Facility for its own account or the account of any of its Restricted Subsidiaries (“Letters of Credit”) in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  On the Closing Date, the parties hereto agree that the Existing Letters of Credit shall be deemed issued and outstanding pursuant to, and shall constitute “Letters of Credit”, for all purposes of, this Agreement and the other Loan Documents.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (five Business Days in advance (or such shorter time as may be agreed by the applicable Issuing Bank) of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the requesting Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if, (x) after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $450,000,000, (ii) the Dollar Amount of the Outstanding Revolving Credits shall not exceed the Revolving Commitments of all Revolving Lenders and (iii) with respect to any Issuing Bank that is not an Issuing Bank on the Closing Date, the LC Exposure of the Letters of Credit issued by such Issuing Bank shall not exceed an amount to be agreed between the applicable Borrower and such Issuing Bank, and (y) the issuance, amendment, renewal or extensions of such Letter of Credit does not violate the applicable Issuing Bank’s internal policies.
(c)Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Termination Date; provided that at the request of the applicable Borrower and in the sole discretion of any Issuing Lender, a Letter of Credit may have an expiry date of greater than one year (but in no event shall the final expiry of such Letter of Credit extend beyond the date referred to in clause (ii) above).
(d)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each such Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s LC Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s LC Commitment Percentage of each LC Disbursement with respect thereto made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)[Reserved]
(f)Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that such Borrower receives such notice; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If such Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s applicable LC Commitment Percentage thereof.  Promptly following receipt of such notice, each such Revolving Lender shall pay to the Administrative Agent such LC Commitment Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to such payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(g)Obligations Absolute.  Each Borrower’s obligation to reimburse applicable LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder; provided that reimbursement obligations of such Borrower with respect to a Letter of Credit may be subject to avoidance by such Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower or any Restricted Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to any applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(h)Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement.
(i)Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date set forth in paragraph (e) of this Section 2.17, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is required to be reimbursed to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum set forth in Section 2.10(c)(ii).  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any applicable Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(j)Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b).  From and after the effective date of any such replacement, (a) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “Issuing Bank” shall be deemed to include such successor and any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(k)Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral pursuant to the foregoing clause shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement with respect to the Revolving Facility.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the applicable Borrower under this Agreement with respect to the Revolving Facility.  If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.
SECTION 2.18.Defaulting Lenders

.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)Fees shall cease to accrue on the Available Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(a).

(b)The Revolving Commitments and Outstanding Revolving Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting (i) an increase or extension of any of such Defaulting Lender’s Revolving Commitments or (ii) the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.
(c)If any Letters of Credit exist at the time such Lender becomes a Defaulting Lender then:
(i)Such Defaulting Lender’s LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective LC Commitment Percentages (but excluding the Revolving Commitments of all the Defaulting Lenders from both the numerator and the denominator); provided that (x) the sum of all the Outstanding Revolving Credits owed to all non-Defaulting Lenders does not exceed the total of all non-Defaulting Lenders’ Available Revolving Commitments, (y) the representations and warranties of each Credit Party set forth in the Loan Documents to which it is a party are true and correct at such time, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date), and (z) no Default shall have occurred and be continuing at such time;
(ii)If the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower (or Borrowers) shall, within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank such Defaulting Lender’s applicable LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above, as applicable) for so long as any Letters of Credit are outstanding;
(iii)If a Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure under the Revolving Facility pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure under the Revolving Facility during the period such Defaulting Lender’s LC Exposure is cash collateralized by such Borrower;
(iv)If LC Exposures of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the applicable Revolving Lenders pursuant to Section 2.09(a) and Section 2.09(b) shall be adjusted to reflect such non-Defaulting Lenders’ LC Exposure as reallocated; and if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.
(d)So long as such Defaulting Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Revolving Commitments of the applicable non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower (or Borrowers) in accordance with Section 2.18(c)(ii), and the LC Exposure in any such newly issued or increased Letter of Credit shall be allocated among applicable non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default.  In the event that the Administrative Agent, the applicable Borrower (or Borrowers) and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Commitments shall be readjusted to reflect the inclusion of such Lender’s Available Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Commitment Percentage.  Except as set forth in this Agreement, no Borrower shall be excused from its obligations under this Agreement and the other Loan Documents to which it is a party as a result of any Lender becoming a Defaulting Lender.

SECTION 2.19.Extensions of Loans and Commitments.
(a)Notwithstanding anything to the contrary in this Agreement, including Section 2.15 and Section 9.02 (which provisions shall not be applicable to this Section 2.19), pursuant to one or more offers made from time to time by the Borrowers to all Lenders of any Incremental Term Loans with a like maturity date and/or Revolving Commitments with a like maturity date on a pro rata basis, and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Revolving Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Revolving Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Revolving Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans); provided that no Default shall have occurred and be continuing at the time a Pro Rata Extension Offer is delivered to the Lenders.  For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Incremental Term Loans, that all of the Incremental Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same.  Any such extension (an “Extension”) agreed to between the Borrowers and any such Lender (an “Extending Lender”) will be established under an Extension Amendment (any such extended Incremental Term Loan, an “Extended Term Loan”; any such extended Revolving Commitment, an “Extended Revolving Commitment,” and any Revolving Loan made pursuant to such Extended Revolving Commitment, an “Extended Revolving Loan”); provided that at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different maturity dates.  Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b)The Borrowers and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Commitments of such Extending Lender.  Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrowers and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have the same terms as the existing Class of Term Loans from which they are extended except for any terms which shall not apply until after the then latest Maturity Date, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the maturity date of the Class of Incremental Term Loans subject to such Pro Rata Extension Offer, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Incremental Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrowers and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have the same terms as the existing Class of Revolving Facility Commitments from which they are extended except for any terms which shall not apply until after the Revolving Termination Date and, in respect of any other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank, and (v) any Extended Term Loans may require participation on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Incremental Term Loans in any mandatory prepayment hereunder.  Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Commitments evidenced thereby and shall not require the consent of any Lender (other than an Extending Lender).  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  If provided in any Extension Amendment with respect to any Extended Revolving Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Commitment or upon or prior to the maturity date for any Class of Revolving Commitments.

(c)Upon the effectiveness of any such Extension, the applicable Extending Lender’s Incremental Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Commitment will be automatically designated an Extended Revolving Commitment.  For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Incremental Term Loan, such Extending Lender will be deemed to have an Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Commitment, such Extending Lender will be deemed to have an Extended Revolving Commitment.

(d)Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.19), (i) no Extended Term Loan or Extended Revolving Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Incremental Term Loans and/or Revolving Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Commitment), (iii) there shall be no condition to any Extension of any Loan or Revolving Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Commitment implemented thereby, (iv) all Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended (and all other Obligations secured by the same priority of Lien securing the Incremental Term Loans or Revolving Loans being extended), (v) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Revolving Commitments unless it shall have consented thereto and (vi) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Subsidiary Guarantors) in respect of any such Extended Term Loans or Extended Revolving Commitments.

(e)Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

SECTION 2.20.Refinancing Amendment

(a)Notwithstanding anything to the contrary in this Agreement, including Section 2.15 and Section 9.02 (which provisions shall not be applicable to this Section 2.20), the Borrowers may by written notice to the Administrative Agent at any time after the Closing Date establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all net proceeds of which are used to refinance in whole or in part any Class of Incremental Term Loans.  Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i)after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)the final maturity date of the Refinancing Term Loans shall be no earlier than the earlier of (x) the final maturity date of the refinanced Indebtedness and (y) the Revolving Termination Date;

(iii)the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the lesser of (x) the then-remaining Weighted Average Life to Maturity of the refinanced Indebtedness and (y) the Weighted Average Life to Maturity of the Class of Incremental Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity;

(iv)the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Indebtedness plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms and optional prepayment or mandatory prepayment terms, which shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans) shall be substantially similar to, or (as determined by the Borrower in good faith) not materially more favorable to the lenders providing such Refinancing Term Loans, taken as a whole, as reasonably determined by the Borrower in good faith, than the terms applicable to the Incremental Term Loans being refinanced (except to the extent such covenants and other terms (x) apply solely to any period after the Revolving Termination Date or (y) reflect market terms and conditions (as determined by the Borrowers in good faith) at the time of incurrence);

(vi)there shall be no borrower (other than a Loan Party) and no guarantors (other than a Loan Party) in respect of such Refinancing Term Loans;

(vii)Refinancing Term Loans shall not be secured by any asset of the Borrower and its Subsidiaries other than the Collateral;

(viii)Refinancing Term Loans may participate (x) on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder and (y) on a pro-

rata or on a non-pro rata basis in any voluntary prepayments, as specified in the applicable Refinancing Amendment;

(b)The Borrower may approach any Lender or any other person that would be a permitted assignee pursuant to Section 9.05 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan.  Any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Incremental Term Loans made to the Borrowers.

(c)Notwithstanding anything to the contrary in this Agreement, including Section 2.15 and Section 9.02 (which provisions shall not be applicable to this Section 2.20), the Borrower may by written notice to the Administrative Agent at any time after the Closing Date establish one or more additional Facilities (each, a “Replacement Revolving Facility”) providing for revolving commitments (“Replacement Revolving Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Commitments under this Agreement.  Each such notice shall specify the date (each, a “Replacement Revolving Effective Date”) on which the Borrower proposes that the Replacement Revolving Commitments shall become effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:  (i) after giving effect to the establishment of such Replacement Revolving Commitments on the Replacement Revolving Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied; (ii) after giving effect to the establishment of any Replacement Revolving Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding immediately prior to the applicable Replacement Revolving Effective Date plus amounts used to pay fees, premiums, costs and expenses (including upfront fees) and accrued interest associated therewith; (iii) no Replacement Revolving Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Termination Date; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrowers and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Borrowers, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Commitments) shall be substantially similar to, or (as determined by the Borrowers in good faith) not materially more favorable to the lenders providing such Replacement Revolving Commitments, taken as a whole, as reasonably determined by the Borrower in good faith, than the terms applicable to the Revolving Commitments being refinanced (except to the extent such covenants and other terms (x) apply solely to any period after the Revolving Termination Date or (y) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence); (v) there shall be no borrower (other than a Loan Party) and no guarantors (other than a Loan Party) in respect of such Replacement Revolving Facility; and (vi) Replacement Revolving Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrowers and its Restricted Subsidiaries other than the Collateral.  In addition, the Borrower may establish Replacement Revolving Commitments to refinance and/or replace all or any portion of an Incremental Term Loan hereunder (regardless of whether such Incremental Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Commitments does not exceed the aggregate amount of Incremental Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including upfront fees) and accrued interest associated therewith (it being understood that such

Replacement Revolving Commitment may be provided by the Lenders holding the Incremental Term Loans being repaid and/or by any other person that would be a permitted assignee hereunder) so long as (i) after giving effect to the establishment such Replacement Revolving Facility Commitments on the Replacement Revolving Effective Date each of the conditions set forth in Section 4.02 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Commitments, (ii) the remaining life to termination of such Replacement Revolving Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Incremental Term Loans, (iii) the final termination date of the Replacement Revolving Commitments shall be no earlier than the Revolving Termination Date, (iv) such Replacement Revolving Loans shall be secured by Liens on Collateral with the same priority as the Incremental Term Loans being refinanced, (v) there shall be no borrower (other than a Loan Parties) and no guarantors (other than a Loan Party) in respect of such Replacement Revolving Facility; (vi) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrowers and the Lenders providing such Replacement Revolving Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Borrowers, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Commitments) shall be substantially similar to, or (as determined by the Borrower in good faith) not materially more favorable to the lenders providing such Refinancing Term Loans, taken as a whole, as reasonably determined by the Borrower in good faith, than the terms applicable to the Revolving Commitments being refinanced (except to the extent such covenants and other terms (x) apply solely to any period after the Revolving Termination Date or (y) reflect market terms and conditions (as determined by the Borrowers in good faith) at the time of incurrence).  Solely to the extent that an Issuing Bank is not a replacement issuing bank under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank.  The Borrowers agrees to reimburse each Issuing Bank in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(d)The Borrower may approach any Lender or any other person that would be a permitted assignee of a Revolving Facility Commitment pursuant to Section 9.05 to provide all or a portion of the Replacement Revolving Commitments (subject to receipt of any consents that would be required for an assignment of Revolving Commitments to such person pursuant to Section 9.05); provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Commitment.  Any Replacement Revolving Commitment made on any Replacement Revolving Effective Date shall be designated an additional Class of Revolving Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Commitments.

(e)The Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Commitments (as applicable). The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, to receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinions resulting from a change in law, change in fact or change to counsels’ forms of opinions reasonably satisfactory to the Administrative Agent, and (ii) reaffirmation agreements and/or such amendments to the Subsidiary Guarantees and the Pledge Agreements as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Debt is provided with the benefit of the applicable Loan Documents. For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Commitment, such Lender will be deemed to have Replacement Revolving Facility Commitment.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) no Refinancing Term Loan or Replacement Revolving Commitment is required to be in any minimum amount or any minimum increment, (ii) this Agreement shall impose no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, (iii) all Refinancing Term Loans, Replacement Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and shall have the same rank and Lien priority as the Term Facility or Revolving Facility being refinanced or replaced, as applicable and (iv) no Lender consent (other than the consent of a Lender providing a Replacement Revolving Commitment or a Refinancing Term Loan) shall be required to implement a Refinancing Amendment.

ARTICLE III
Representations and Warranties

Each of the Borrowers represents and warrants to the Lenders that:

SECTION 3.01.Organization; Powers

.  Each of such Borrower, its Material Subsidiaries and its Subsidiary Guarantors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.Authorization; Enforceability

.  The Transactions to be performed by such Borrower and its Subsidiary Guarantors (excluding use of proceeds) are within the corporate or other organizational powers of such Loan Parties and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.  Each Loan Document to which such Borrower or any of its Subsidiary Guarantors are party has been duly executed and delivered by each such Loan Party and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.Governmental Approvals; No Conflicts

.  The Transactions to be performed by such Borrower and its Subsidiary Guarantors (excluding use of proceeds) (a) do not require any consent or approval of, registration or filing (other than routine tax filings) with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 3.12 and (iii) consents, approvals, registrations, filings or actions which the failure to obtain or make would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Borrower or any of its Material Subsidiaries or any order of any Governmental Authority, except, in the case of any such applicable law or regulation or order, for such violations that would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Borrower or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by such Borrower or any of its Material Subsidiaries, except for such violations, defaults and payments that would not reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of such Borrower or any of its Material Subsidiaries (other than Liens securing the Obligations and Liens permitted by Section 6.02).

SECTION 3.04.Financial Position

.  Such Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2020.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of such Borrower and its consolidated subsidiaries as of such date and for such period in accordance with GAAP (except in connection with changes in accounting related to customer deliveries).

SECTION 3.05.Properties
(a)Each of such Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)Each of such Borrower and its Material Subsidiaries owns, or is licensed to use, all Intellectual Property used by such entities, and the use thereof by such Borrower and its Material Subsidiaries does not knowingly infringe upon the rights of any other Person, except for any such Intellectual Property or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.Litigation and Environmental Matters
(a)There are no actions, suits or proceedings (including labor matters) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Borrower, threatened in writing against or affecting such Borrower or any of its Restricted Subsidiaries (i) as to which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions (excluding use of proceeds).
(b)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither such Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim against it with respect to any Environmental Liability or (iv) knows of any basis for it being subject to any Environmental Liability.

(c)Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
SECTION 3.07.Compliance with Laws and Agreements

.  Each of such Borrower and its Material Subsidiaries is in compliance with all laws, regulations and orders (including labor laws, regulations and orders) of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.Investment Company Status

.  Neither such Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.Taxes

.  Each of such Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.ERISA

.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB (ASC) Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which, if it were to become due, would cause a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which, if it were to become due, would cause a Material Adverse Effect.

SECTION 3.11.Disclosure

.  To the best of such Borrower’s knowledge, as of the Closing Date, none of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, other forward-looking information and information of a general economic or industry-specific nature, such Borrower represents only that such information was prepared in good faith based upon assumptions believed by such Borrower to be reasonable at the time furnished.

SECTION 3.12.Pledge Agreements

.  Subject to Section 9.20, each Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral.  In the case of the certificated pledged stock constituting securities described in each such Pledge Agreement, when stock certificates representing such pledged stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral, when financing statements specified on Schedule 3.12 in appropriate form are filed in the offices specified on Schedule 3.12, such Pledge Agreement shall constitute (as of the Closing Date) a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Parent in such Collateral to the extent perfection of such security interest can be perfected by control of securities or the filing of financing statement, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens expressly permitted by Section 6.02).

SECTION 3.13.Material Domestic Subsidiaries

.  As of the Closing Date, all of such Borrower’s Material Domestic Subsidiaries, if any, are party to a Subsidiary Guarantee.

SECTION 3.14.Existing Liens

.  As of the Closing Date, there are no Liens on the assets of such Borrower or its Subsidiary Guarantors that secure the Existing Notes.

SECTION 3.15.Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions

.  Such Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and such Borrower, its subsidiaries, and to the knowledge of such Borrower, its directors, officers, employees  (in each case, in such roles), are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person.  None of (a) such Borrower, any of its subsidiaries or, to the knowledge of such Borrower or any such subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of such Borrower, any agent of such Borrower or any of its subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan or Letter of Credit incurred by such Borrower, use of proceeds thereof or other transaction contemplated by this Agreement will violate either Anti-Corruption Laws or Anti-Money Laundering Laws applicable to such Borrower or its subsidiaries or applicable Sanctions.

SECTION 3.16.Affected Financial Institution

.  Neither such Borrower nor any of its Subsidiary Guarantors is an Affected EEA Financial Institution.

SECTION 3.17.Margin Regulation

.  Each Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

ARTICLE IV
Conditions
SECTION 4.01.Closing Date

.  The amendment and restatement of the Existing Credit Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)The Administrative Agent (or its counsel) shall have received (which, subject to Section 9.07(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) a counterpart of the Amendment Agreement signed on behalf of the Borrowers, each Parent, each Subsidiary Guarantor, and the Lenders party thereto.
(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Baker Botts L.L.P., special counsel for the Credit Parties.  The Borrowers hereby requests such counsel to deliver such opinion.
(c)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions (excluding use of proceeds) and any other legal matters relating to the Credit Parties, this Agreement or the Transactions (excluding use of proceeds), including a certificate of each Credit Party substantially in the form of Exhibit E, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)The Administrative Agent shall have received a certificate of each Borrower, dated the Closing Date and signed by the President, a Vice President or a Financial Officer thereof, confirming that (a) the representations and warranties of such Borrower and its Subsidiary Guarantors set forth in the Loan Documents are true and correct in all material respects (and in all respects if qualified by materiality) as of the Closing Date and (b) as of the Closing Date, no Default by such Borrower, its Subsidiary Guarantors or its Parent has occurred and is continuing.
(e)Accrued interest and accrued commitment fees under the Existing Credit Agreement shall have been paid in full.
(f)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced in detail reasonably acceptable to the Borrowers at least three Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.
(g)Since December 31, 2020, there shall have been no event that has had or would reasonably be expected to have a Material Adverse Effect.
(h)The Administrative Agent shall have received the results of a recent Lien search with respect to each Credit Party and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
(i)Subject to Section 5.10, the Collateral Agent shall have received, to the extent certificated, the certificates representing the Equity Interests pledged pursuant to each Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
(j)Each Uniform Commercial Code financing statement or other filing required by the Pledge Agreements shall be in proper form for filing.
(k)Each Credit Party shall have provided at least three Business Days prior to the Closing Date (to the extent reasonably requested at least 10 Business Days prior to the Closing Date) (i) the documentation and other information requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the Act and (ii) to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Certification in relation to such Borrower that has been requested by any Lender (provided that, such Beneficial Ownership Certification will not contain information regarding shareholders of publicly traded companies; provided further that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

The Administrative Agent shall notify the Borrowers and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02.Each Credit Event

. The obligation of each Lender to make a Loan to a Borrower on the occasion of any Borrowing(other than a continuation or conversion of an existing Borrowing and other than a Borrowing subject to Section 1.10) and the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)The representations and warranties of each of such Borrower, its Subsidiary Guarantors and its Parent set forth in the Loan Documents to which it is a party shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the date of such Borrowing, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date).
(b)At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
(c)The Administrative Agent or Issuing Bank shall have received a borrowing notice in accordance with Section 2.03 or a Letter of Credit request in accordance with Section 2.17(b), as applicable.

Each Borrowing (other than a continuation or conversion of an existing Borrowing and other than a Borrowing subject to Section 1.10) by a Borrower shall be deemed to constitute a representation and warranty by such Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and all Letters of Credit have expired or been cash collateralized, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01.Financial Statements; Other Information

.  Such Borrower (other than QVC Global or any subsidiary of any Borrower that becomes a Borrower under this Agreement after the Closing Date) will furnish to the Administrative Agent and each Lender:

(a)within 120 days after the end of each fiscal year of such Borrower (starting with the fiscal year ended December 31, 2021), (x) with respect to such Borrowers (other than Cornerstone), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than in respect of Cornerstone (but may contain a “going concern” or like qualification, exception or explanatory paragraph that is due to (i) the impending maturity of any Facility or any other Indebtedness within one year from the time such opinion is delivered or (ii) any actual or prospective inability to satisfy a financial maintenance covenant (including compliance with Section 6.10))) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of such Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements and (y) with respect to Cornerstone, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, with a certification by a Financial Officer of Cornerstone to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of such Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements;
(b)within 60 days after the end of each of the first three fiscal quarters of each fiscal year of such Borrower (starting with the fiscal quarter ended March 31, 2022), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of such Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of such Borrower (i) stating whether any change in GAAP or in the application thereof that materially affects such financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (ii) setting forth a description of any change in the jurisdiction of organization of such Borrower or any of its Subsidiary Guarantors since the date of the most recent certificate delivered pursuant to this paragraph (c) (or, in the case of the first such certificate so delivered, since the Closing Date) and (iii) (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) only in the case of such certificate of a Financial Officer of QVC, (x) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 and (y) setting forth a calculation in reasonable detail indicating which of Domestic Subsidiaries are Material Domestic Subsidiaries;
(d)concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under Section 6.10 (which certificate may be limited (or omitted from such delivery requirements hereunder) to the extent required by accounting rules or guidelines or internal policy of such accounting firm);
(e)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by such Borrower or any of its Restricted Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be; provided that the public filing of any such report, proxy statement or other materials with the SEC shall constitute delivery under this clause (e);
(f)promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(1) of ERISA that such Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if such Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan then, upon reasonable request of the Administrative Agent, such Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and such Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; and
(g)promptly following any reasonable request therefor, (x) such other information regarding the operations, business affairs and financial position of such Borrower or any of its Restricted Subsidiaries, or their compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Notwithstanding the foregoing, the obligations referred to in Sections 5.01(a) and 5.01(b) may be satisfied with respect to financial information of any Borrower or the Borrowers by furnishing (A) the applicable financial statements of any Parent Reporter or (B) any Borrower’s or such Parent Reporter’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 5.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a parent of a Borrower or the Borrowers, if and so long as such Parent Reporter has Independent Assets or Operations, such information is accompanied by consolidating information (which need not be audited) substantially in the form of Exhibit B (or such other form that is reasonably acceptable to the Administrative Agent and the Borrowers) that shows the differences between the information relating to such Parent Reporter and its Independent Assets or Operations, on the one hand, and the information relating to the applicable Borrower(s) and its subsidiaries on a standalone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to a “going concern” or like qualification or exception (but may contain a “going concern” or like qualification, exception or explanatory paragraph that is due to (i) the impending maturity of any Facility or any other Indebtedness within one year from the time such opinion is delivered or (ii) any actual or prospective inability to satisfy a financial maintenance covenant (including compliance with Section 6.10)). For the avoidance of doubt, all financial ratio or tests hereunder shall be calculated with respect to the Borrowers and their Restricted Subsidiaries.

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrowers posts such documents on a website identified in writing to the Administrative Agent or (B) on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another website, if any, to which the Administrative Agent may access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrowers shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents.

Notwithstanding anything to the contrary in Section 5.01(g), none of the Borrowers nor any subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrowers and their respective subsidiaries and/or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which any Borrower or any subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into solely in contemplation of the requirements of  Section 5.01(g)). For the avoidance of doubt, neither QVC Global nor any subsidiary of any Borrower that becomes a Borrower under this Agreement after the Closing Date shall be required to provide any separate financial statements or other financial information pursuant to this Section 5.01.

SECTION 5.02.Notices of Material Events

.  Each Borrower will furnish to the Administrative Agent for delivery to each Lender prompt written notice of the following:

(a)the occurrence of any Default by such Borrower, any of its Subsidiary Guarantors or its Parent;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting such Borrower or any Restricted Subsidiary thereof as to which there is a reasonable possibility of an adverse determination, that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, alone or together with any other such ERISA Events that have occurred, would reasonably be expected to result in liability of such Borrower or its Restricted Subsidiaries in an amount which would constitute a Material Adverse Effect;
(d)upon reasonable request of a Lender or the Administrative Agent, any change in the information provided in the Beneficial Ownership Certification delivered to such Lender or the Administrative Agent that would result in a change in the list of beneficial owners identified in such certification; and

(e)any other development related to such Borrower or any of its Restricted Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of such Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.Existence; Conduct of Business
(a)Subject to Section 6.03, such Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except (i) in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) no Restricted Subsidiary shall be required to preserve any such existence if the Borrowers determines that the preservation thereof is no longer desirable in the conduct of the business of the Borrowers, and that the loss thereof is not disadvantageous in any material respect to the Borrowers or to the Lenders; provided that the foregoing shall not prohibit any merger, consolidation, Division, liquidation, dissolution or other transaction permitted under Section 6.03.
(b)Such Borrower will, and will cause each of its subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
SECTION 5.04.Payment of Obligations

.  Such Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.Maintenance of Properties; Insurance

.  Such Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. and (b) maintain, with financially sound and reputable insurance companies (or  self-insure), insurance in such amounts and against such risks as are customarily maintained by companies of similar size engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.Books and Records; Inspection Rights

.  Such Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.  Such Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to (during normal business hours) visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants upon reasonably prior notice to such Borrower (and so long as such Borrower has the opportunity to participate in any discussion with the such independent accountants), provided that such visits, inspections, examinations and discussions shall, so long as no Event of Default has occurred and is continuing, take place no more often than one time per calendar year on a date to be determined by, and shall be coordinated by, such Borrower and the Administrative Agent; provided, further, that when an Event of Default exists, the Administrative Agent or the Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

Notwithstanding anything to the contrary, none of the Borrowers nor any subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrowers and their respective subsidiaries and/or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which any Borrower or any subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.06).

SECTION 5.07.Compliance with Laws

.  Such Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.Use of Proceeds

.  The proceeds of the Loans incurred by such Borrower will be used only to (a) make Restricted Payments and loans, and pay other amounts, to Qurate and its subsidiaries, (b) repay Indebtedness, (c) pay fees and expenses associated with the Facilities and the refinancing described in clauses (b), and (d) finance the working capital needs and general purposes of such Borrower and its Restricted Subsidiaries.  No part of the proceeds of any Loan incurred by such Borrower will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.Additional Guarantors and Collateral
(a)With respect to any Person that becomes a Material Domestic Subsidiary of the Borrowers after the Closing Date (including if it becomes a Material Domestic Subsidiary after being deemed a Removed Borrower), such Borrower will within 60 days (or such longer period as the Administrative Agent may agree) after such Person becomes a Material Domestic Subsidiary  (i) (A) cause such Material Domestic Subsidiary to become a party to the applicable Subsidiary Guarantee (and, in the case of the first such Material Domestic Subsidiary of a Borrower, to cause the execution of a new guarantee agreement generally consistent with Exhibit H (with such modifications as may be reasonably agreed to by the Borrowers and the Administrative Agent)) and (B) cause such Material Domestic Subsidiary to deliver to the Administrative Agent a certificate of such Material Domestic Subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b)With respect to any Person that is or becomes a subsidiary of such Borrower, such Borrower may voluntarily cause such subsidiary to become a party to the applicable Subsidiary Guarantee (and, in the case of the first such subsidiary of a Borrower, to cause the execution of a new guarantee agreement generally consistent with Exhibit H (with such modifications as may be reasonable agreed to by the Borrowers and the Administrative Agent); provided that, (i) such subsidiary is organized in a Permitted Jurisdiction and (ii) such Borrower shall (A) cause such subsidiary to deliver to the Administrative Agent a certificate of such subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments, and (B) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(c)For the avoidance of doubt, Subsidiary Guarantors shall be released from their respective Guarantee of the Obligations under the Loan Documents if such release is in compliance with Section 9.16 hereof.
SECTION 5.10.Post-Closing Covenant

.  The Borrowers will take all necessary actions to satisfy the items described on Schedule 5.10 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).  All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described in this Section 5.10 within the time periods specified thereon), and, to the extent any provision of this Agreement or any other Loan Document would be violated or breached (or any non-compliance with any such provision would result in a Default or Event of Default hereunder) as a result of any such extension, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 5.10.

ARTICLE VI
Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and all Letters of Credit have expired or have been cash collateralized, each Borrower covenants and agrees with the Lenders that:

SECTION 6.01.Indebtedness

.  Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)Indebtedness incurred under the Loan Documents (including any Incremental Facility);
(b)the Existing Notes;
(c)Pari Passu Indebtedness, so long as after giving pro forma effect to the incurrence of such Pari Passu Indebtedness, no Event of Default shall have occurred and be continuing;
(d)Capital Lease Obligations so long as after giving pro forma effect to the incurrence of such Capital Lease Obligations, (i) no Event of Default shall have occurred and be continuing and (ii) the Borrowers shall be in compliance with Section 6.10;

(e)Indebtedness of such Borrower or any Subsidiary Guarantor that is not secured by any Lien on the assets of a Borrower or Subsidiary Guarantor so long as after giving pro forma effect to the incurrence of such Indebtedness, (i) no Event of Default shall have occurred and be continuing and (ii) the Borrowers shall be in compliance with Section 6.10;
(f)(x) Priority Indebtedness so long as after giving pro forma effect to the incurrence of such Priority Indebtedness, (i) the aggregate principal amount of Priority Indebtedness outstanding (such amount measured solely when incurred, created or assumed) under this clause (f) does not exceed the greater of (a) $1,200,000,000 or (b) 50% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 and (ii) no Event of Default shall have occurred and be continuing and (y) Guarantees of Indebtedness related thereto; provided that, if any such Guarantee is by a Subsidiary Guarantor of Priority Indebtedness incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Guarantee is otherwise permitted (A) by another provision of this Section 6.01 or (B) pursuant to Section 6.01(f)(x);
(g)Purchase Money Indebtedness incurred by such Borrower or any of its Restricted Subsidiaries so long as giving pro forma effect to the incurrence of such Purchase Money Indebtedness, the aggregate principal amount of Purchase Money Indebtedness outstanding (such amount measured solely when incurred, created or assumed) under this clause (g) does not exceed the greater of (a) $100,000,000 or (b) 4.5% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01;
(h)Indebtedness secured by a Lien on the Collateral of any Borrower; provided that (i) the Lien of such Indebtedness shall be on a basis that is junior in priority to the Liens on the Collateral securing the Obligations under this Agreement and (ii) immediately before and immediately after giving pro forma effect thereto the Consolidated Secured Leverage Ratio would not be greater than 3.75 to 1.00;
(i)Indebtedness of any Borrower or any Subsidiary Guarantor in an aggregate amount outstanding (such amount measured solely when incurred, created or assumed) not to exceed the greater of (i) $250,000,000 or (ii) 10.5% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01;
(j)(x) Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors if, after giving effect to such incurrence and the application of the proceeds thereof, the aggregate principal amount of such indebtedness outstanding (such amount measured solely when incurred, created or assumed) does not exceed the greater of (i) $1,000,000,000 or (ii) 42% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 and (y) Guarantees of Indebtedness in respect thereto; provided that any such Guarantees by a Subsidiary Guarantor shall be permitted by another provision of this Section 6.01;
(k)Indebtedness (whether secured or unsecured) of such Borrower or any of its Restricted Subsidiaries pursuant to Swap Agreements entered into in the ordinary course of business for non-speculative purposes;
(l)Guarantees by such Borrower or any of its Restricted Subsidiaries of any Indebtedness permitted pursuant this Section 6.01 (other than pursuant to Section 6.01 (f) and Section 6.01(j));
(m)indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of any such Borrower or any of its Restricted Subsidiaries or Equity Interests of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or

Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (i) any amount of such obligations included on the face of the balance sheet of such Borrower or any of its Restricted Subsidiary shall not be permitted under this clause (m) and (ii) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (m) shall at no time exceed the gross proceeds actually received by such Borrower and its Restricted Subsidiaries in connection with such disposition;
(n)Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i), (j), or (r) of this Section 6.01 or this clause (n);
(o) Indebtedness in respect of bid, performance or surety bonds issued for the account of such Borrower or any of its Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of such Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);
(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
(q)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and
(r) Indebtedness of such Borrower and any of its Restricted Subsidiaries to the extent outstanding on the Closing Date and, solely to the extent in excess of $25,000,000, set forth on Schedule 6.01.

Accrual of interest, accrual of dividends, the accretion of accreted value, increase in fair value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of preferred stock or Disqualified Equity or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02.Liens

.  Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)Permitted Encumbrances;
(b)any Lien on any property or asset of such Borrower or any Restricted Subsidiary of such Borrower existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or any of its Restricted Subsidiaries and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;
(c)any Lien existing on any property or asset prior to the acquisition thereof by such Borrower or any of its Restricted Subsidiaries or existing on any property or asset of any Person that becomes a Restricted Subsidiary of such Borrower after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Borrower or any of its Restricted Subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;
(d)Liens securing Indebtedness permitted pursuant to Section 6.01(d) and 6.01(g); provided that such Liens shall not apply to any other property or assets of such Borrower or any of its Restricted Subsidiaries other than the property or assets (plus (i) improvements on such property, accessions, proceeds, replacements or distributions in respect thereof, and (ii) if such Liens encumbered types of assets, additional assets of that same type) acquired by such Borrower or any of its Restricted Subsidiaries pursuant to Section 6.01(d) and 6.01(g);
(e)deposits, reserves and other Liens securing credit card operations of such Borrower and its Restricted Subsidiaries;
(f)Liens securing the Obligations and Liens securing the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees;
(g)Liens on the Collateral securing Indebtedness permitted pursuant to Section 6.01(b) that is secured by a Lien that is equal and ratable or junior to the Lien in favor of the Collateral Agent for the benefit of the Lenders with respect to the Obligations, Section 6.01(c) (to the extent incurred based on the Fixed Incremental Amount) that is secured by a Lien that is equal and ratable or junior to the Lien in favor of the Collateral Agent for the benefit of the Lenders with respect to the Obligations or Section 6.01(h); provided that, such Liens securing Indebtedness permitted pursuant to Section 6.01(h) shall rank junior in priority to the Liens on the Collateral securing the Obligations under this Agreement and such Liens shall (as well as such other Liens that secure Indebtedness that is equal and ratable to the Indebtedness incurred pursuant to Section 6.01(h) to the extent documented in separate collateral agreements) be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrowers;
(h)Liens on assets of the applicable obligors securing Indebtedness permitted pursuant to Section 6.01(f) or Section 6.01(j);
(i)Liens securing Guarantees permitted pursuant to Section 6.01(l) to the extent such Guarantee is of Indebtedness that is secured (other than Guarantees of Indebtedness permitted pursuant to Section 6.01(e));
(j)Liens on property or assets to secure Indebtedness (including the Existing Notes) that is secured by a Lien that is equal and ratable or junior to the Lien (and subject, where applicable, to an intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrowers) in favor of the Collateral Agent for the benefit of the Lenders with respect to the Obligations in an aggregate principal amount (such amount measured solely when incurred, created or assumed) not exceeding the greater of (i) $5,000,000,000 and (ii)(x) an amount up to pro forma compliance with a Consolidated Secured Leverage Ratio of 3.50:1.00 or (y) solely in the case of any Incremental Facility or Pari Passu Indebtedness being incurred to finance an acquisition or other similar Investment permitted hereunder, the Consolidated Secured Leverage Ratio for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01.
(k)Liens to secured Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (a) (with respect to clause (p) of the definition of Permitted Encumbrances), (b), (c), (d), (g), (h), (i), or (j); provided that, any such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof) and, in the event that the debt being refinanced is subject to an intrecreditor agreement, are subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrowers; and
(l)Liens (i) on Equity Interests in joint ventures, (ii) related to customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly-owned subsidiaries and (iii) on Equity Interests in Unrestricted Subsidiaries.

Notwithstanding anything herein to the contrary, no Lien (other than a Permitted Encumbrance) may be created, incurred, assumed or permit to exist on any Equity Interests of the Borrowers (other than QVC Global or any Borrower that is a subsidiary of another Borrower) unless such Lien is equal and ratable or junior with the Lien in favor of the Collateral Agent for the benefit of the Lenders with respect to the Obligations and the Subsidiary Guarantees.  For the avoidance of doubt, Liens to secure Pari Passu Indebtedness pursuant to clause (b) of the definition of “Incremental Amount” may be created, incurred, assumed or permitted to exist pursuant to Section 6.02(j).

SECTION 6.03.Fundamental Changes

.  ~~(a)~~    Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person, or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except: (i) that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Borrower may merge or consolidate with any Person; provided that (x) (a) such Borrower shall be the surviving entity thereof or (b) if the surviving entity is not such Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia or any Permitted Jurisdiction, (2) the Successor Borrower shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement hereto confirmed that its Subsidiary Guarantee hereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to any applicable Subsidiary Guarantee affirmed that its obligations thereunder shall apply to its Guarantee of the obligations reaffirmed pursuant to clause (3) and (5) the Successor Borrower shall have delivered to the Administrative Agent (A) a certificate of a Financial Officer stating that such merger or consolidation does not violate this Agreement or any other Loan Document and (B) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not create a Default (subject to customary limitations) under this Agreement and covering such matters as the Administrative Agent may reasonably request (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement), (y) immediately after giving effect thereto, Borrower or the Successor Borrower, as applicable, shall be in compliance on a pro forma basis with Section 6.10 as of the most recent fiscal quarter end (assuming, for purposes of Section 6.10, that all mergers, acquisitions and dispositions consummated since the first day of such fiscal quarter, had occurred on the first day of such fiscal quarter) and (z) to the extent reasonably requested by the Administrative Agent at least 10 Business Days prior to the consummation of such transaction, the Administrative Agent shall have received at least three Business Days prior to such consummation all documentation and other information in respect of the Successor Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, (ii) any Person (other than a Borrower) may merge or consolidate with or into any Restricted Subsidiaries in a transaction in which the surviving entity is a Restricted Subsidiary or which is permitted as a Disposition under Section 6.04; (iii) any Borrower or Restricted Subsidiary may Dispose of its assets, and any Borrower or any of its Restricted Subsidiaries may Dispose of any stock of any of its Restricted Subsidiaries, in each case to any Borrower or to another Restricted Subsidiary or in a transaction which is permitted as a Disposition under Section 6.04, (iv) any Restricted Subsidiary may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one of more Restricted Subsidiaries or in a transaction which is permitted as a Disposition under Section 6.04,  (v) any of its Restricted Subsidiaries may liquidate or dissolve if such Borrower determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or Division which is in the nature of a sale of a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger or Division shall not be permitted unless also permitted by Section 6.04, (vi) any subsidiary may merge or consolidated with any other Person in connection with any transaction permitted by Section 6.11 and (vii) any Borrower or Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets in connection with any transaction permitted by Section 6.05.  For the avoidance of doubt, this Section 6.03(a) shall not prohibit any a transaction by a Borrower or any Restricted Subsidiary the purpose is to redomesticate such entity in another United States jurisdiction (including any state or territory thereof or the District of Columbia) or any Permitted Jurisdiction.

(a)Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its line of business from the lines of business conducted by such Borrower and its Restricted Subsidiaries on the date of execution of this Agreement (other than businesses incidental, complementary, similar related or ancillary thereto and reasonable extensions thereof).
SECTION 6.04.Disposition of Property

. No Borrower will, nor will permit any of its Restricted Subsidiaries to, Dispose of any of its property, whether now owned or hereafter acquired other than inventory and obsolete or worn out property in the ordinary course of business and accounts receivable in connection with the collection thereof, or, in the case of any of its Restricted Subsidiaries, issue or sell any shares of such Restricted Subsidiary’s capital stock to any Person (other than to the Borrower which is its direct or indirect parent or a Restricted Subsidiary thereof) except: (i) if at the time of such transaction (or, if earlier, the date of the commitment to enter into such transaction) and after giving effect thereto and to the use of the proceeds thereof, (a) no Event of Default shall have occurred and be continuing on a pro forma basis reflecting such transaction and (b) the Borrowers shall be in compliance with Section 6.10, (ii) if at least 75% of the consideration thereof received by such Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents (provided, however, that (x) any Designated Non-Cash Consideration received by such Borrower or such Restricted Subsidiary having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (ii) that is at that time outstanding, (a) not in excess of the greater of (1) $192,000,000 and (2) 8.0% of Consolidated EBITDA, calculated at the time of the receipt of the Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash consideration) and (b) no Event of Default shall have occurred and be continuing on a pro forma basis reflecting such transaction or  (iii) for (a) Liens permitted by Section 6.02, (b) sales, transfers, leases and other dispositions permitted by Section 6.03, (c) to the extent constituting a Disposition or an issuance or sale of any shares of any Restricted Subsidiary’s capital stock, Investments permitted by Section 6.11, (d) to the extent constituting a Disposition or an issuance or sale of any shares of any Restricted Subsidiary’s capital stock, sale and leaseback transactions permitted by Section 6.08,  (e) to the extent constituting a Disposition or an issuance or sale of  any shares of any Restricted Subsidiary’s capital stock, Restricted Payments permitted by Section 6.05.

SECTION 6.05.Restricted Payments

.  Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) such Borrower may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Restricted Subsidiaries may declare and pay dividends or make other distributions ratably with respect to their Equity Interests, (c) such Borrower and its Restricted Subsidiaries may declare, make, agree to pay and agree to make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, management, employees or consultants of such Borrower (and its parent companies) and its Restricted Subsidiaries, (d) such Borrower may make Restricted Payments to Qurate and its subsidiaries to the extent necessary to pay principal and interest when due in respect of the Indebtedness of Qurate and its subsidiaries, provided that after giving pro forma effect to such Restricted Payment, no Default shall have occurred and be continuing, (e) such Borrower may make Restricted Payments to Qurate and its subsidiaries (x) in accordance with the Tax Liability Allocation and Indemnification Agreement or (y) to pay the portion of any consolidated, combined or similar Taxes payable by any direct or indirect parent of such Borrower that are attributable to the income, tax items or operations of such Borrower and its subsidiaries, (f) Restricted Payments in an aggregate amount from and after the Closing Date not to exceed the greater of (x) $50,000,000 and (y) 2.1% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01, (g) Restricted Payments used to purchase, redeem, retire, acquire, cancel or terminate Equity Interests of such Borrower or any parent company, as the case may be, held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed the greater of (x) $25,000,000 and (y) 1.1% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 during any twelve consecutive months, (h) Restricted Payments in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity, (i) such Borrower or any of its Restricted Subsidiaries may declare and make and agree to pay and pay Restricted Payments in an aggregate amount not to exceed the Available Amount; provided that no Default shall have occurred, (j) Restricted Payments related to repurchases of Equity Interests deemed to occur upon the exercise of stock options (including stock options of parent companies) if the Equity Interests represent a portion of the exercise price thereof, (k) Restricted Payments of Equity Interests of, or Indebtedness owed to such Borrower or a subsidiary by, Unrestricted Subsidiaries, (l) Restricted Payments by such Borrower or any of its Restricted Subsidiaries used to purchase, redeem, retire, acquire, cancel or terminate Equity Interests in any of its Restricted Subsidiaries, (m) Restricted Payments by such Borrower or any of its Restricted Subsidiaries to any other of such Borrower’s Restricted Subsidiaries or such Borrower and (n) to the extent constituting a Restricted Payment, Restricted Payments may be made under any transactions permitted by Sections (i) 6.03, (ii) 6.04, (iii) 6.08 and (iv) 6.11.  Notwithstanding the foregoing, such Borrower and any of its Restricted Subsidiaries shall be permitted to declare and make and agree to pay and pay a Restricted Payment, provided that after giving pro forma effect to such Restricted Payment, (i) no Default shall have occurred and be continuing and (ii) the Consolidated Leverage Ratio shall be less than or equal to 4.00 to 1.00.

SECTION 6.06.Transactions with Affiliates

.  Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (including amendments or modifications to prior or existing transactions) involving aggregate payments or consideration in excess of the greater of (x) $50,000,000 or (y) 2.1% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 with, any of its Affiliates, except

(a) for transactions at prices and on terms and conditions not less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among such Borrower and any of its  Restricted Subsidiaries not involving any other Affiliate, (c) pursuant to Stock Compensation Plans, (d) any Restricted Payment permitted by Section 6.05 and any Investment permitted by Section 6.11, (e) ordinary course overhead arrangements in which any Restricted Subsidiary or Unrestricted Subsidiary participates and (f) transactions between any Borrower and/or any of its Restricted Subsidiaries, on the one hand, and any Borrower and/or any of its Restricted Subsidiaries, on the other hand, provided that after giving pro forma effect to any transaction in this clause (f), no Default shall have occurred and be continuing and the Borrowers are in compliance with Section 6.10.

SECTION 6.07.Changes in Fiscal Periods

.  Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its December fiscal year end  or change its method of determining fiscal quarters.

SECTION 6.08.Sales and Leasebacks

.  Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by such Borrower or any of its Restricted Subsidiaries of real or personal property that has been or is to be sold or transferred by such Borrower or any of its Restricted Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or any of its Restricted Subsidiaries unless (A)(x) such Borrower or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such transaction pursuant to Section 6.01 and (b) incurred a Lien to secure such Indebtedness pursuant to Section 6.02 or (y) the lease in such transaction is not a capital lease and (B), upon its incurrence, such arrangements outstanding (measured solely when incurred, created or assumed) shall not be in excess of the greater of (i) $1,400,000,000 and (ii) 25% of Consolidated Net Tangible Assets for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01.

SECTION 6.09.Clauses Restricting Subsidiary Distributions

.  Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to (a) make Restricted Payments in respect of any capital stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, such Borrower or any other Restricted Subsidiary of such Borrower, (b) make loans or advances to, or other investments in, such Borrower or any other Restricted Subsidiary of such Borrower or (c) transfer any of its assets to such Borrower or any other Restricted Subsidiary of such Borrower, except for such encumbrances or restrictions existing under or by reason of any restrictions (i) existing under this Agreement and the other Loan Documents, (ii) with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the capital stock or assets of such Restricted Subsidiary, (iii) under any agreement governing Capital Lease Obligations or Indebtedness secured by Liens permitted by Section 6.02, so long as such restrictions apply only to the assets subject to such Liens or relating to such Capital Lease Obligations, as the case may be, (iv) under any agreement listed on Schedule 6.09 and any replacement or refinancing of such agreement, in each case so long as the aggregate amount of the Indebtedness incurred under the relevant agreement or any replacement or refinancing thereof is not increased above the amount outstanding on the Closing Date except as permitted by Section 6.02 and the relevant restrictions are not made more restrictive after the Closing Date, (v) under any agreement of any Person that becomes a Restricted Subsidiary after the Closing Date that existed prior to the time such Person became a Restricted Subsidiary, provided that such restrictions are not created in contemplation of or in connection with such acquisition, and any replacement or refinancing thereof so long as the restrictions are not materially more restrictive (as determined by the Borrowers in good faith), (vi) imposed by any Governmental Authority or by reason of applicable law, (vii) arising under customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (viii) arising under customary provisions contained in any agreement relating to a Disposition permitted hereunder pending the consummation of such Disposition, (ix) in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, arising under customary provisions in partnership agreements, limited liability company organizational governance documents and other similar agreements; provided, that such restrictions and conditions apply only to such Restricted Subsidiary and to the Equity Interests of such Restricted Subsidiary, (x) on cash deposits imposed by any supplier, service provider or landlord under contracts entered into in the ordinary course of business, (xi) solely in favor of such Borrower or any of its Restricted Subsidiaries, (xii) any encumbrance or restriction pursuant to an agreement relating to Indebtedness permitted to be incurred under this Agreement; provided that, the encumbrances and restrictions are, in the good faith judgment of such Loan Party, not more materially restrictive, taken as whole, with respect to such encumbrance or other restriction than those contained in in this Agreement, (xiii) restrictions in agreements (other than agreements governing Indebtedness of Subsidiaries) that (as determined in good faith by the Borrowers) will not prevent the Borrowers from satisfying their payment obligations in respect of the Facility, (xiv) any restriction that is not materially more restrictive, taken as a whole, than the most restrictive restrictions applicable to such Person existing on the Closing Date (as determined by the Borrowers in good faith), and (xv) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive, taken as a whole, than those contained in such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

SECTION 6.10.Financial Covenants

.   Commencing with the first fiscal quarter ending after the Closing Date, the Borrowers will not permit the Consolidated Leverage Ratio as of the last day of each fiscal quarter to be greater than 4.50:1.00.

SECTION 6.11.Investments

.  Such Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any advance, loan, extension of credit (by way of Guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of any Person (all of the foregoing, “Investments”), except:

(a)extensions of trade credit and credit to customers in the ordinary course of business (including any “buy now, pay later” program);
(b)Investments in Cash Equivalents;
(c)loans and advances to employees of such Borrower or any of its Restricted Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrowers and their Restricted Subsidiaries not to exceed the greater of (x) $12,000,000 and (y) 0.5% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 at any one time outstanding;

(d)Investments made by such Borrower or any of its Restricted Subsidiaries in such Borrower or any of its Restricted Subsidiaries;
(e)Investments made by such Borrower or any of its Restricted Subsidiaries at any time if, after giving pro forma effect thereto, (i) the Consolidated Leverage Ratio is less than or equal to 4.25 to 1.00 and (ii) no Default shall have occurred and be continuing;
(f)Investments made by such Borrower or any of its Restricted Subsidiaries in Unrestricted Subsidiaries in an aggregate amount, together with all other Investments made by the Borrowers and their Restricted Subsidiaries under this clause (f), not to exceed (i) the greater of (x) $500,000,000 and (y) 21% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 in any fiscal year and (ii) the greater of (x) $1,000,000,000 and (y) 42% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 during the term of this Agreement (starting on the Closing Date), in each case, determined net of any returns   actually received in respect of such Investments (it being understood that, if an Unrestricted Subsidiary becomes a Restricted Subsidiary, there will be deemed to have occurred a cash recovery of all Investments made in such subsidiary on or after the Closing Date); provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing;
(g)Investments made by such Borrower or any of its Restricted Subsidiaries resulting in the acquisition of Equity Interests or assets constituting a business unit of another Person (including by way of merger), in each case using consideration consisting of Equity Interests of any of such Borrower’s Restricted Subsidiaries (it being understood that other forms of consideration may also be used in connection with such Investment), so long as (i) in the case of an acquisition of Equity Interests of a Person, such Person becomes a Restricted Subsidiary or (ii) in the case of an acquisition of assets other than Equity Interests, such assets are acquired by a Restricted Subsidiary; provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing;
(h)Investments made by such Borrower or any of its Restricted Subsidiaries in an aggregate amount, together with all other Investments made by the Borrowers and their Restricted Subsidiaries under this clause (h), not to exceed the greater of (x) $300,000,000 and (y) 12.5% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 during the term of this Agreement (starting on this Closing Date), determined net of any returns  actually received in respect of such Investments, provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing;
(i)Restricted Payments permitted by Section 6.05 (to the extent constituting an Investment), Investments arising out of the receipt of consideration permitted by Section 6.04, loans, advances and Guarantees of Indebtedness permitted by Section 6.01, and transactions permitted by Section 6.03 (to the extent constituting an Investment);
(j)receivables owing to such Borrower or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as such Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;
(k)Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(l)Investments, including in joint ventures of any such Borrower or any of its Restricted Subsidiaries, not to exceed the greater of (x) $100,000,000 or (y) 4.5% of Consolidated EBITDA for the then most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01 in the aggregate outstanding at any time;
(m)Investments of such Borrower or any of its Restricted Subsidiary pursuant to Swap Agreements entered into in the ordinary course of business for non-speculative purposes;
(n)Investments made by such Borrower or any of its Restricted Subsidiary in an aggregate amount not to exceed the Available Amount; provided that no Event of Default shall have occurred and be continuing on a pro forma basis reflecting such transaction;
(o)lease, utility and other similar deposits in the ordinary course of business;
(p)stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to such Borrower or any of its Restricted Subsidiary or in satisfaction of judgments;
(q)any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date, solely to the extent in excess of $25,000,000, set forth on Schedule 6.11; and
(r)Investments in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;

For the avoidance of doubt, the outstanding amount of any Investment made pursuant to this Section 6.11 shall be reduced by any returns on such Investments received by any Borrower or any Restricted Subsidiary without duplication of any returns on Investments that increase the Available Amount.

SECTION 6.12.Use of Proceeds

.  Such Borrower will not request any Loan or Letter of Credit, and such Borrower shall not directly, or to the Borrower’s knowledge, indirectly use, and shall procure that its subsidiaries and its or their respective directors, officers, employees and agents (in each case, in such role) shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)the Borrowers shall fail to pay any principal of any Revolving Loan or any LC Disbursement, in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrowers shall fail to pay any interest on any Loan or shall fail to pay any other amount (other than an amount referred to in clause (a) of this Article) payable by it when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c)any representation or warranty made or deemed made by or on behalf of a Borrower or any other Credit Party in this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, or in any certificate or in or as to any financial statements furnished pursuant to this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, shall prove to have been incorrect in any material respect when made or deemed made and, to the extent capable of being cured, such incorrect representation and warranty shall remain incorrect in any material respect for a period of 30 days after written notice thereof from the Administrative Agent to such Borrower or other Credit Party;
(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to a Borrower’s existence) or 5.08 or in Article VI;
(e)any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in clause (a), (b), (c) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);
(f)any Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after any applicable grace period therefor;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) Material Indebtedness owed by any Unrestricted Subsidiary or (iii) Indebtedness that becomes due as a result of a Borrower or any subsidiary giving a voluntary notice of prepayment with respect thereto and in accordance with the terms thereof;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)any Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any of its Restricted Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against any Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any of its Restricted Subsidiaries to enforce any such judgment;
(k)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(l)[reserved];
(m)any material portion of any Subsidiary Guarantee shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;
(n)any Pledge Agreement shall cease, for any reason, to be in full force and effect, or any Credit Party or any Affiliate of any Credit Party shall so assert, or any Lien created by any Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby (except, in each case, in accordance with Section 9.16, Section 9.19, Section 9.20 or the Pledge Agreements);
(o)[reserved];
(p) (i) the Collateral Agent shall cease, for any reason, to have a perfected Lien on all issued and outstanding Equity Interests of any Borrower (other than QVC Global or any Borrower that is a subsidiary of another Borrower), or (ii) any Borrower (other than QVC Global or any Borrower that is a subsidiary of another Borrower) shall issue any of its Equity Interests to any Person other than a Person that is or becomes a party to a Pledge Agreement pursuant to Section 9.20, but, in each case, only if such event is an Event of Default under and as defined in the indentures for the then outstanding Existing Notes or the documentation for any then outstanding Pari Passu Indebtedness and, in each case, subject to Section 9.20; or
(q)a Change in Control shall occur;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable during the continuation of such event), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (other than notice from the Administrative Agent), all of which are hereby waived by the Borrowers and (iii) require all outstanding Letters of Credit to be cash collateralized in accordance with Section 2.17(k); and in case of any event with respect to a Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

b.Notwithstanding anything to the contrary contained in this Article VII, in the event of any Event of Default or Default under Section 6.10 with respect to any fiscal quarter, at any time after the end of such fiscal quarter and until the expiration of the fifteenth (15th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter or fiscal year pursuant to Section 5.01, if a Borrower receives a Specified Equity Contribution, such Borrower may apply the amount of the proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter solely for determining compliance with Section 6.10 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Specified Equity Contribution cure right was exercised and not for any other purpose under this Agreement; provided that: (i) such proceeds are actually received no later than fifteen (15) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter pursuant to Section 5.01; (ii) in each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made; (iii) no more than five Specified Equity Contributions shall be made in the aggregate during the term of this Agreement; (iv) the amount of any Specified Equity Contribution shall be no more than the amount required to cause such Borrower to be in pro forma compliance with Section 6.10 for any applicable period; (v) all Specified Equity Contributions used for purposes of this Article VII shall be disregarded for purposes of determining any financial ratio-based conditions, baskets with respect to the covenants contained in this Agreement and the calculation of the Available Amount and the application of the pricing grid in the definition of “Pricing Grid”; (vi) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Section 6.10 for the four fiscal quarter period ending as of the end of the fiscal quarter for which the Specified Equity Contribution was made (but any such reduction shall be given effect in calculations of Section 6.10 in subsequent fiscal quarters); and (vii) no Lender shall be required to make any extension of credit (including the extension of a Letter of Credit) under the Revolving Facility during the fifteen (15) day period referred to above unless such Borrower has received the proceeds of any Specified Equity Contribution.  Neither the Administrative Agent nor any Lender shall take any action to foreclose on, or take possession of, the Collateral, accelerate any Obligations, terminate any Revolving Commitments or otherwise exercise any remedies under any Loan Document or any applicable law on the basis of a breach of Section 6.10 (or any other Default or Event of Default as a result thereof), unless and until the 15 day period referred to above has expired and such Borrower has not received the Specified Equity Contribution.  Notwithstanding anything herein to the contrary, unless and until the 15 day period referred to above has expired and such Borrower has not received the Specified Equity Contribution, no Event of Default shall be deemed to have arisen as a result of Section 6.10.
ARTICLE VIII
The Administrative Agent
SECTION 8.01.Appointment and Authorization

.Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02.Administrative Agent and Affiliates

.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any of their respective Restricted Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03.Action by Administrative Agent

.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or otherwise, in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.Consultation with Experts

.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.Delegation of Duties

.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative

Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06.Successor Administrative Agent

.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.07.Credit Decision

.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger and Joint Bookrunner, any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger and Joint Bookrunner, any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08.Lead Arrangers; Bookrunners: Syndication Agents; Documentation  Agents

.  Notwithstanding anything to the contrary herein, none of the Joint Lead Arrangers and Joint Bookrunners, Co-Syndication Agents or Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank.

SECTION 8.09.Certain ERISA Matters

.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective

Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement and (E) all of the conditions for exemptive relief are, and will continue to be, satisfied in connection with such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Co-Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
SECTION 8.10.Acknowledgements of Lenders and Issuing Banks
(a)~~(i)~~  Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 8.10 shall be conclusive, absent manifest error.
(i)~~(ii)~~ Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(ii)~~(iii)~~ The Borrowers and each other Loan Parties hereby agree that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Obligations owed by any Borrower or any other Loan Party.
(iii)~~(iv)~~ Each party’s obligations under this Section 8.10  shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
ARTICLE IX
Miscellaneous

SECTION 9.01.Notices

.  ~~(a)~~    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic submission) (unless otherwise specifically permitted in this Agreement), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy, other electronic submission or telephone notice, when received, addressed as follows in the case of the Borrowers (with a copy to Qurate, which copy shall not constitute notice hereunder) and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

[separately provided] [separately provided]
QVC and QVC Global:	QVC, Inc. Studio Park, 1200 Wilson Drive, MC 203 West Chester, Pennsylvania 19382 Attention: Chief Financial Officer Telecopy: [separately provided] Telephone: [separately provided]

With a copy to (which copy shall not constitute notice):

QVC, Inc.

Studio Park, 1200 Wilson Drive, MC 207

West Chester, Pennsylvania 19382

Attention: General Counsel

Telecopy: [separately provided]

Telephone: [separately provided]

and

Qurate Retail, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention: Treasurer

Telecopy: [separately provided]

Telephone: [separately provided]

E-mail: [separately provided]

and

Qurate Retail, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention: Chief Legal Officer

Telecopy: [separately provided]

Telephone: [separately provided]

E-mail: [separately provided]

and

~~Baker Botts L.L.P.~~

O’Melveny & Meyers LLP

~~30 Rockefeller Plaza~~7 Times Square

New York, New York ~~10112~~10036

Attention: Robert Wann

Telephone No.: [separately provided]

Email: [separately provided]

~~Zulily:~~		~~Zulily, LLC 2601 Elliott Avenue, Suite 200  Seattle, Washington 98121  Attention: General Counsel  Telecopy: [separately provided] Telephone: [separately provided]~~

~~With a copy to (which copy shall not constitute notice):~~	

~~Qurate Retail, Inc.~~

~~12300 Liberty Boulevard~~

~~Englewood, Colorado 80112~~

~~Attention: Treasurer~~

~~Telecopy: [separately provided]~~

~~Telephone: [separately provided]~~

~~E-mail: [separately provided]~~

~~and~~

~~Qurate Retail, Inc.~~

~~12300 Liberty Boulevard~~

~~Englewood, Colorado 80112~~

~~Attention: Chief Legal Officer~~

~~Telecopy: [separately provided]~~

~~Telephone: [separately provided]~~

~~E-mail: [separately provided]~~

~~and~~

~~Baker Botts L.L.P.~~

~~30 Rockefeller Plaza~~

~~New York, New York 10112~~

~~Attention: Robert Wann~~

~~Telephone No.: [separately provided]~~

~~Facsimile No.: [separately provided]~~

~~Email: [separately provided]~~

Cornerstone:		Cornerstone Brands, Inc. 5568 W. Chester Road West Chester, Ohio 45069 Attention: Kenneth Walker, Chief Financial Officer Telephone: [separately provided]
With a copy to (which copy shall not constitute notice):

Qurate Retail, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention: Treasurer

Telecopy: [separately provided]

Telephone: [separately provided]

E-mail: [separately provided]

and

Qurate Retail, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention: Chief Legal Officer

Telecopy: [separately provided]

Telephone: [separately provided]

E-mail: [separately provided]

and ~~Baker Botts L.L.P.~~ O’Melveny & Meyers LLP ~~30 Rockefeller Plaza~~7 Times Square New York, New York ~~10112~~10036 Attention: Robert Wann Telephone No.: [separately provided] Email: [separately provided]
Administrative Agent:	JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road Floor 01 Newark, DE 19713-2105
Primary Contact: Attention: Rocio Alvarez Telephone: [separately provided] Email address: [separately provided]
Secondary Contact: Attention: Dan Lougheed Telecopy: [separately provided] Telephone: [separately provided] Email address: [separately provided]
J.P. Morgan Europe Ltd. Loans Agency Department Floor 6, 25 Bank Street, Canary Wharf, London E14 SJP, United Kingdom Telecopy: [separately provided] Telephone: [separately provided]
Primary Contact: Attention: Graeme Syme Telecopy: [separately provided] Telephone: [separately provided] Email address: [separately provided]
Secondary Contact: Attention: Fatma Mustafa Telecopy: [separately provided] Telephone: [separately provided] Email address: [separately provided]

JPMorgan Chase Bank, N.A. 383 Madison Ave, Floor 24 New York, NY 10179-0001 Attention: Melanie George Telephone: [separately provided] Email address: [separately provided]

(a)~~(b)~~ Notices, financial statements and similar deliveries and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent (including by posting on Intralinks); provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
SECTION 9.02.Waivers; Amendments
(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders under any Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)No Loan Document or any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties that are party thereto and the Required Lenders or by the Credit Parties that are party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, reduce the reimbursement obligations of any Borrower hereunder or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or fees at the applicable default rate set forth in Section 2.10(c), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or fees at the applicable default rate set forth in Section 2.10(c), (iv) change Section 2.15 in a manner that would alter the pro rata distribution or sharing of payments required thereby or any provision requiring the pro rata funding of Loans, without the written consent of each Lender adversely affected thereby, (v) release all or substantially all of the Collateral (except as provided in Section 9.16, Section 9.19 or Section 9.20) without the consent of each Lender, (vi) release all or substantially all of the Material Domestic Subsidiaries as Subsidiary

Guarantors without the consent of each Lender (except as provided in Section 9.19) or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or the Collateral Agent under the Subsidiary Guarantees or the Pledge Agreements, without the prior written consent of the Collateral Agent, Administrative Agent or such Issuing Bank, as applicable.
(c)The Revolving Commitments and any Loans held by Qurate and its subsidiaries (collectively, the “Affiliated Lenders”) shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to this Section 9.02); provided that the provisions of this sentence shall not apply to any action requiring the consent of all Lenders or each affected Lender.  Affiliated Lenders may not receive information provided solely to Lenders by the Administrative Agent or any Lender, and may not attend or participate in Lender meetings not attended by any Borrower.
(d)Notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (ii) each Pledge Agreement may be amended or supplemented as provided in Section 7.1(b) thereof with only the consents provided in such Section 7.1(b), (iii) subject to Section 9.02(b)(iii) above, the Revolving Termination Date with respect to the Revolving Facility may be extended with the consent of only the Administrative Agent, the Borrowers and the Majority Facility Lenders under the Revolving Facility, (iv) the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to reflect the provisions of Section 9.19 or Section 9.20 (it being understood and agreed that no such amendment shall be necessary for Section 9.19 or Section 9.20 to take effect) and (v) the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to implement Section 2.19 or Section 2.20.
SECTION 9.03. [Reserved]
SECTION 9.04.Expenses; Indemnity; Damage Waiver
(a)The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, in connection with the administration of this Agreement or any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender or Issuing Bank, including the fees, charges and disbursements of one primary counsel for the Administrative Agent or any Lender or Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Each of the Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of counsel (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each applicable jurisdiction (and, in the case of an actual or potential conflict of interest where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby by such Borrower, its Subsidiary Guarantees and its Parent, the performance by such parties of their respective obligations hereunder or thereunder or the consummation of the Transactions to be performed by such Borrower, its Subsidiary Guarantors and its Parent or any other transactions contemplated hereby or thereby to be performed by such Borrower, its Subsidiary Guarantors or its Parent, (ii) any Loan made to such Borrower or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by such Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to such Borrower or any of its Restricted Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have (x) resulted from the gross negligence or willful misconduct of such Indemnitee or (y) arisen from a material breach of a Loan Document in bad faith by such Indemnitee or (ii) result from a dispute solely among Indemnitees (other than any disputes involving claims against any agent, arranger or bookrunner, in each case in their respective capacities as such) that did not involve actions or omissions of any Borrower or any of its subsidiaries.  Each Indemnitee shall give prompt notice to the applicable Borrower (or Borrowers) of any claim that may give rise to a claim against such Borrower hereunder and shall consult with such Borrower in the conduct of such Indemnitee’s legal defense of such claim; provided, however, than an Indemnitee’s failure to give such prompt notice to such Borrower or to seek such consultation with such Borrower shall not constitute a defense to any claim for indemnification by such Indemnitee unless, and only to the extent that, such failure materially prejudices such Borrower. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)To the extent that a Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)To the extent permitted by applicable law, the parties shall not assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing contained in this clause (d) shall limit the Borrowers’ indemnification obligations above to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder.
(e)All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.05.Successors and Assigns
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)~~(i)~~  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person, any Borrower or the Affiliates or subsidiaries of any Borrower (except as provided in Section 9.05(e)), a Defaulting Lender or a Sanctioned Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)the Borrowers (each such consent not to be unreasonably withheld or delayed, except for certain institutions (and affiliates of such institutions) identified by the Borrowers in writing to the Administrative Agent on or prior to the Closing Date or certain institutions (and affiliates of such institutions) that are competitors of the Borrowers and their Subsidiaries identified by the Borrowers in writing to the Administrative Agent from time to time (the “Restricted List”) the identities of which are available to the applicable Lenders upon request to the Administrative Agent; provided that that the foregoing shall not apply retroactively to disqualify any assignment to the extent such assignment was acquired by a party that was not identified on the Restricted List at the time of such assignment), provided that (i) such Borrower (or Borrowers) shall be deemed to have consented to any such assignment unless it (or either of them) shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof, (ii) no consent of any Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee (except for institutions (and affiliates of such institutions) on the Restricted List) and (iii) if a Borrower consents to an assignment to any institution (or affiliate of such institution) on the Restricted List, such institution shall be removed from the Restricted List for such assignment;
(B)the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment or Loan to an assignee that is a Lender or an Affiliate of a Lender; and
(C)each Issuing Bank (such consent not to be unreasonably withheld or delayed).
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving

Commitment or Loans of any Class, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of any Incremental Term Loan, $1,000,000 (or, in the case of a Loan in an Alternative Currency, an appropriate corresponding amount as shall be consented to by the Administrative Agent (such consent not to be unreasonably withheld)), unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee is hereby waived for any assignment to which Wells Fargo Bank, N.A.  or any of its Affiliates is a party);
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E)on the date of such assignment, the assignee of a Revolving Commitment must be able to fund Revolving Loans in all Alternative Currencies.

For the purposes of this Section 9.05(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be null and void.
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Assumption with respect to a permitted assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (unless waived), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)~~(i)~~  Any Lender may, without the consent of the Borrowers, the Administrative Agent or any Issuing Bank, sell participations to one or more banks, institutions or other entities (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) except as provided in Section 9.05(e), any Borrower or the Affiliates or subsidiaries of any Borrower, a Defaulting Lender or a Sanctioned Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
(i)~~(ii)~~ A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except (i) to the extent such entitlement to receive a greater payment results from any Change in Law that occurs after the Participant acquired the applicable participation or (ii) if the sale of the participation to such Participant is made with the applicable Borrower’s (or Borrowers’) prior written consent.  A Participant shall not be entitled to the benefits of Section 2.14 unless such Participant (i) complies with Section 2.14(f) as though it were a Lender (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender) and (ii) agrees to be subject to the provisions of Section 2.16 as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.16(b) with respect to any Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank or governmental authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Revolving Commitments, Revolving Loans and Incremental Term Loans may only be assigned to Qurate or any of its subsidiaries as long as (i) no Default or Event of Default shall have then occurred and be continuing, (ii) no proceeds from any Revolving Loans are used, directly or indirectly, to fund such assignment, (iii) each of the Lenders that hold Loans in the same Facility as the Loans being assigned has been offered the chance to participate in such assignment pro rata (in proportion to the Loans in such Facility) pursuant to procedures reasonably satisfactory to the Administrative Agent at the same price (based on a percentage of par); provided that, with respect to any Incremental Term Loans, any Incremental Term Lender may assign all or a portion of its rights and obligations with respect to the Incremental Term Loans under this Agreement to Affiliated Lenders through open market purchases on a pro-rata or non-pro rata basis; provided that Affiliated Lenders may not receive information provided solely to Lenders by the Administrative Agent or any Lender, and may not attend or participate in Lender only meetings; provided further that the Incremental Term Loans of any Affiliated Lenders shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to the immediately succeeding paragraph, any plan of reorganization pursuant to the Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, (iv) in the case of any assignment of Revolving Commitments and/or Revolving Loans, such Revolving Commitments and Revolving Loans shall be contributed to the Borrowers and permanently extinguished within one Business Day of such assignment, and (vi) no assignment may result in the Affiliated Lenders holding a principal amount of Incremental Term Loans under any Incremental Term Facility exceeding 15% of the principal amount of Incremental Term Loans outstanding under such Incremental Term Facility, unless such excess is contributed to the Borrowers and permanently extinguished within one Business Day of such assignment.  Any Incremental Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to the Borrowers or any of their subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Incremental Term Loans so contributed shall be retired and cancelled immediately upon such contribution); provided that upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Incremental Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Incremental Term Loans so contributed and cancelled, and each principal repayment installment with respect to the

Incremental Term Loans shall be reduced pro rata by the full par value of the aggregate principal amount of Incremental Term Loans so contributed and cancelled.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against any Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Incremental Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Incremental Term Loans held by it as the Administrative Agent directs; provided that (a) such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) and (b) the Administrative Agent shall not be entitled to vote on behalf of such Affiliated Lender, in each case, in connection with any matter to the extent any such matter proposes to treat any Obligations held by such Affiliated Lender in a manner that is different than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.  Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Incremental Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of (but subject to the limitations set forth in) this paragraph.

(f)In the event that an Issuing Bank assigns all of its rights and obligations as a Lender under this Agreement pursuant to this Section 9.05, such Issuing Bank may resign by providing 30 days prior written notice to the Borrowers, the Administrative Agent and the Lenders.  For the avoidance of doubt, such resigning Issuing Bank shall retain all rights and obligations provided under this Agreement with respect to any Letters of Credit issued by it and outstanding under this Agreement at the time of such resignation.
SECTION 9.06.Survival

.  All covenants, agreements, representations and warranties made by any Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.07.Counterparts: Integration: Effectiveness
(b). This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (including by portable document format (“.pdf”) or similar format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signature” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
SECTION 9.08.Severability

.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09.Right of Setoff

.   If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the applicable Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that such Lender shall notify the Administrative Agent that it intends to exercise its right of setoff pursuant to this Section 9.09 and shall provide the Administrative Agent with other information that it reasonably requests relating thereto.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.10.Governing Law; Jurisdiction; Consent to Service of Process

.   ~~(a)~~      This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(a)~~(b)~~ Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against any party hereto may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any Lender or Administrative Agent may otherwise have to bring any action or proceeding to enforce any award or judgment or exercise any right under the Loan Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established.
(b)~~(c)~~ Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)~~(d)~~ Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.11.WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12.Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13.Confidentiality

.  Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party will be responsible for any disclosure by such Persons), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction, or to any credit insurance provider, in each case, relating to a Borrower and its obligations, (g) with the consent of the Borrower to whom the Information pertains, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or an agreement described in clause (f) hereof or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers (other than a source actually known by such disclosing Person to be bound by confidentiality obligations with respect thereto) or (i) to data service providers, including league table providers, that serve the lending industry (but, in the case of this clause (i), solely to the extent that (x) such Information is information about the terms of the financing contemplated hereby routinely provided by arrangers to data services providers and (y) such Information is provided to such data service providers no earlier than the fifth Business Day after the Closing Date.  In addition, each Lender shall comply with each of its other confidentiality arrangements applicable to any particular Information covered therein and furnished by such Lender in its capacity as a Lender in connection with this Agreement (whether such confidentiality arrangements are agreed to before or after the Closing Date) unless the Borrowers otherwise consent to the disclosure of such Information to any Person in connection with such Person becoming a Lender or Participant hereunder (such consent not to be unreasonably conditioned or withheld in the event that such Person is willing to agree to enter into substantially similar confidentiality arrangements).  “Information” means all information received from the Borrowers or their Affiliates relating to the Borrowers, their subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers (other than from a source actually known by such party to be bound by confidentiality obligations).

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material nonpublic information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 9.14.Judgment Currency

.  If, for the purposes of obtaining judgment or filing a claim in any court, it is necessary to convert a sum due hereunder or claim in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from a Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.15.USA PATRIOT Act

.  Each Lender subject to the Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.16.Releases of Guarantees and Liens

. ~~(a)~~    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02) to take any action requested by a Borrower having the effect of releasing any Collateral under any Pledge Agreement or obligations under any Subsidiary Guarantee to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including Section 9.20) or that has been consented to in accordance with Section 9.02. In addition, the Lenders hereby irrevocably agree that the respective Subsidiary Guarantor shall be released from its respective Guarantee of the Obligations under the Loan Documents (i) automatically upon consummation of any transaction permitted hereunder (x) resulting in such subsidiary ceasing to constitute a subsidiary (including because such Subsidiary is designated an “Unrestricted Subsidiary”) or (y) in the case of any Subsidiary Guarantor which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary, in each case following a written request by the Borrowers to the Administrative Agent requesting that such Person no longer constitute a Subsidiary Guarantor and certifying its entitlement to the requested release; provided that the release of any Subsidiary from its obligations under the Loan Documents if such Subsidiary becomes an Excluded Subsidiary of the type described in clause (e) of the definition thereof shall only be permitted if such Subsidiary is or becomes an Excluded Subsidiary for a bona fide legitimate business purpose of the Borrowers and their Subsidiaries and not for the primary purpose of evading the collateral and guarantee requirements of the Loan Documents (as determined by the Borrowers in good faith) or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.02).

(a)~~(b)~~ At such time as the Loans and the other Obligations (other than Obligations under or in respect of Specified Swap Agreements, Specified Cash Management Services Agreements and Letters of Credit and other than in respect of contingent indemnification and expense reimbursement claims not then due) shall have been paid in full, the Revolving Commitments have been terminated and all Letters of Credit have expired or been cash collateralized the Collateral shall be released from the Liens created by the Pledge Agreements and all obligations (other than those expressly stated to survive such termination) of the

Administrative Agent and each Credit Party under the Pledge Agreements shall terminate, all without delivery of any instrument or performance of any act by any Person.
(b)~~(c)~~ The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.16, all without the further consent or joinder of any Lender.  Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Subsidiary Guarantor shall no longer be deemed to be made.  In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowers and at the Borrowers’ expense in connection with the release of any Liens created by any Loan Document.
SECTION 9.17.No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners and the Lenders are arm’s-length commercial transactions between the Borrowers and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger and Joint Bookrunner and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger and Joint Bookrunner nor any Lender has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and none of the Administrative Agent, any Joint Lead Arranger and Joint Bookrunner or any Lender has any obligation to disclose any of such interests to such Borrowers or its Affiliates.  Each of the Borrowers further agrees that it will not assert any claim against the Administrative Agent, any Joint Lead Arranger and Joint Bookrunner or any Lender based on an alleged breach of fiduciary duty by such Person in connection with the Loan Documents or the transactions contemplated hereby.

SECTION 9.18.Acknowledgement and Consent to Bail-In of Affected Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down   and Conversion Powers of the applicable Resolution Authority.
SECTION 9.19.Removal and Addition of Co-Borrower(s)
(a)In the event that all outstanding Revolving Loans made to a Borrower (other than QVC) are repaid and all outstanding Letters of Credit issued for the account of such Borrower or any of its Restricted Subsidiaries are terminated or cash collateralized in a manner satisfactory to the Issuing Bank, then QVC may notify the Administrative Agent in writing of their election to remove such Borrower as a party to each Loan Document (such removed Borrower, the “Removed Borrower”); provided that (i) there shall be no Default in existence at the time of, and immediately after giving effect to, such removal and (ii) the Borrowers shall be in pro forma compliance with Section 6.10 based on the financial calculations described in clause (iv) below.  Upon such election, and without any further action on the part of any party hereto, (i) the term “Borrowers” herein and in any other Loan Document shall refer only to QVC and the remaining Borrowers and all references to the Removed Borrower  herein and in any other Loan Document shall be disregarded, including but not limited to, with respect to all representations, warranties, covenants and events of default (it being understood and agreed that all representations, warranties, covenants and events of default shall continue to apply with respect to any entity that has become a subsidiary of QVC), (ii) any Pledge Agreement related to the pledge of the Removed Borrower’s equity shall automatically terminate, (iii) the applicable Subsidiary Guarantee from any subsidiary of such Removed Borrower shall automatically terminate, and (iv) for the avoidance of doubt, all financial calculations and ratios herein shall be calculated without regard to the Removed Borrower and its subsidiaries (unless the Removed Borrower or its subsidiaries are subsidiary of QVC or a remaining Borrower) from and after the removal of the Removed Borrower (provided that, for the avoidance of doubt, all financial calculations and ratios calculated prior to the removal of the Removed Borrower shall not be affected).  Upon such election (or deemed election pursuant to clause (b) below), the Administrative Agent, at the Removed Borrower’s expense, shall take such steps and execute such documents as may reasonable be requested by the Removed Borrower to evidence the foregoing.  For the avoidance of doubt, the Revolving Commitments related to the Revolving Loans repaid by the Removed Borrower shall remain available for borrowing by the remaining Borrowers (i.e., no reduction in the Revolving Commitments). Notwithstanding anything to the contrary, effective upon the removal of such Removed Borrower, the Available Amount shall be adjusted on a pro forma basis to exclude additions to the Available Amount from such Removed Borrower such that the Available Amount at that time shall be recalculated (and the result, if negative, shall be deemed to be zero) as if such Removed Borrower had not been a Borrower prior to such removal; provided, however, that no Default, Event of Default or breach of any kind will be deemed to exist under the Loan Documents with respect to such removal as a result of such recalculated Available Amount (regardless of whether such recalculated Available Amount would not have permitted any prior transactions based on the Available Amount prior to such recalculation).
(b)In the event that a Borrower (other than QVC) ceases to be a direct or indirect subsidiary of Qurate (i) all Revolving Loans made to such Borrower shall automatically become immediately due and payable, and such Borrower shall terminate or cash collateralize all outstanding Letters of Credit issued for the account of such Borrower or any of its Restricted Subsidiaries and (ii) the Borrowers will be deemed to have made an election to remove such Borrower as a party to each Loan Document as set forth in clause (a) above. For the avoidance of doubt, the Revolving Commitments related to the Revolving Loans repaid pursuant to Section 9.19(b)(i) shall remain available for borrowing by the remaining Borrowers (i.e., no reduction in the Revolving Commitments).
(c)Upon at least ten (10) Business Days (or such shorter period as may be permitted by the Administrative Agent in its sole discretion) prior written notice by QVC to the Administrative Agent, QVC may add one or more additional Persons (such additional Person, the “New Borrower”) as a “Borrower” hereunder and under the other Loan Documents with the same effect as if such Person had been named as a Borrower herein by delivery of a borrower joinder agreement substantially in the form of Exhibit I whereby such Person confirms its obligations as a “Borrower” under the Loan Documents, provided that (i) at the time such New Borrower becomes a Borrower, either (x) Qurate shall directly or indirectly have beneficial ownership of securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests such Person or (y) such New Borrower is a subsidiary of a Borrower, (ii) prior to becoming a Borrower, such New Borrower shall have provided (a) the documentation and other information requested by the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the Act and (b) to the extent such New Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Certification in relation to such Person that has been requested by the Administrative Agent (provided that, such Beneficial Ownership Certification will not contain information regarding shareholders of publicly traded companies) and (iii) prior to becoming a Borrower, such New Borrower shall have, to the extent reasonably requested by the Administrative Agent, provided to the Administrative Agent such other customary closing deliverables consistent with those provided by Borrowers under Section 4.01 as requested by the Administrative Agent.  For the avoidance of doubt, any Domestic Subsidiary of the New Borrower that is a Material Domestic Subsidiary as result of the addition of the New Borrower as a Borrower under this Agreement shall comply with Section 5.09.
SECTION 9.20.Pledge Collateral Matters

Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent and the Lenders irrevocably agree that (x) any Parent may transfer Equity Interest in any Borrower that is subject to a Pledge Agreement to any other subsidiary of Qurate (the “New Pledgor”) provided such New Pledgor executes a pledge agreement (the “New Pledge Agreement”) substantially similar to the Pledge Agreements whereby such New Pledgor pledges such Equity Interests to secure the Obligations promptly following such transfer and (y) at the request of the Borrowers, any Pledge Agreement executed on the Closing Date and any Collateral provided on the Closing Date may be replaced by a new pledge agreement (the “Holdco Pledge Agreement”) that pledges (the pledgor, the “Holdco Pledgor”) the Equity Interest of any wholly owned subsidiary of Qurate that indirectly owns the Equity Interest of any Borrower pledged pursuant to any Pledge Agreement on the Closing Date so long as any Person between the Holdco Pledgor and the applicable Parent (such entities, the “Intermediate Holdcos”) have not (and agrees not to) pledge the Equity Interests in any applicable Intermediate Holdcos to secure any Indebtedness (this clause (y), the “Replacement Pledge Option”).  Upon such election, the term “Pledge Agreement” and “Parent” shall refer to the New Pledge Agreement, the New Pledgor, the Holdco Pledge Agreement or the Holdco Pledgor, as

applicable, and all references to any Pledge Agreement executed on the Closing Date herein and in any other Loan Document that is replaced pursuant to the Replacement Pledge Option shall be disregarded, including, but not limited to, with respect to all representations, warranties, covenants and events of default.

For the avoidance of doubt, (x) the actions set forth in the preceding paragraph shall not constitute a Default or Event of Default under the Loan Documents so long as the Borrowers are in compliance with the preceding paragraph and (y) if the Replacement Pledge Option is elected, the applicable Pledge Agreement executed on the Closing Date shall automatically terminate upon execution of the applicable Holdco Pledge Agreement.

SECTION 9.21.Acknowledgement Regarding Any Supported QFCs

.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.